SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

   220 N.W. SECOND AVENUE

   PORTLAND, OR 97209

April 14, 2008

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 N.W. Second Avenue, Portland, Oregon, on Thursday, May 22, 2008, commencing at 2:00 p.m., Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon: (1) the election of three Class III directors for terms of three years, one Class I director for a term of one year and one Class II director for a term of two years; (2) the amendment of NW Natural’s Employee Stock Purchase Plan; (3) the amendment of Article III of NW Natural’s Restated Articles of Incorporation; and (4) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the year 2008. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2, 3 and 4.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to NW Natural’s activities and operating performance is contained in our 2007 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

/s/ Richard G. Reiten Richard G. Reiten	/s/ Mark S. Dodson Mark S. Dodson
Chairman of the Board	Chief Executive Officer

Portland/One Pacific Square

NORTH
N.W. GLISAN ST.
STEEL BRIDGE
Summit lot
Fenced lot
N.W. FLANDERS
N.W. ST.
N.W. 2ND AVE.
N.W. 1ST AVE.
Willamette River
Chinese Garden
N.W. EVERETT ST.
NAITO PARKWAY
I-5
N.W. 3RD AVE.
N.W. DAVIS ST.
Smart Park
BURNSIDE ST.
BURNSIDE BRIDGE
EMPLOYEE PARKING
NW Natural

Address:
220 N.W. 2nd Avenue, Portland,
Oregon 97209

Main phone number:
(503) 226-4211 or (800) 422-4012

Directions to One Pacific Square:

We encourage Shareholders to use Portland's light rail system (MAX). A MAX stop is located immediately in front of One Pacific Square at N.W. 1st Avenue (Old Town/China Town). Tickets will be dispensed at the meeting.

From the south:
- Take I-5 north to Portland.
- At the I-5/I-405 split, stay left going towards City Center/Naito Parkway.
- Turn right on Naito Parkway (second light). Follow Naito Parkway north through downtown.
- Turn left on Davis Street. Parking is available in the Smart Park facility on the right (the entrance is on Davis between N.W. 1st Avenue and Naito Parkway). Parking will be validated at the meeting.
- One Pacific Square is located across the street from the Smart Park facility between N.W. 1st Avenue and N.W. 2nd Avenue and between Davis and Everett.

From the north:
- Take I-5 south to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on N.W. 3rd Avenue.
- Turn left on Davis.
- Proceed to parking in the Smart Park lot; entrance on Davis between N.W. 1st Avenue and Naito Parkway. Parking will be validated at the meeting.
- One Pacific Square is located across the street from the Smart Park facility between N.W. 1st Avenue and N.W. 2nd Avenue and between Davis and Everett.

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 14, 2008

To our Shareholders:

The 2008 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 N.W. Second Avenue, Portland, Oregon, on Thursday, May 22, 2008, at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect three Class III directors for terms of three years, one Class I director for a term of one year, and one Class II director for a term of two years;

2.	to amend NW Natural’s Employee Stock Purchase Plan;

3.	to amend Article III of NW Natural’s Restated Articles of Incorporation;

4.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the year 2008; and

5.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record at the close of business on April 3, 2008 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding Internet and telephone voting also are included on the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2008

This proxy statement and our 2007 Annual Report are available on our website at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

/s/ Richelle T. Luther
Richelle T. Luther
Corporate Secretary

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 14, 2008

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2008

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural) is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of our offices, 220 N.W. Second Avenue, Portland, Oregon, on Thursday, May 22, 2008, at 2:00 p.m. Pacific Daylight Time. We request that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by telephone or the Internet.

NW Natural’s Annual Report for the fiscal year ended December 31, 2007, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April 14, 2008.

The close of business on April 3, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by telephone, Internet or mail, or you may vote your shares in person at the meeting. To vote:

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 21, 2008.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By Internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 21, 2008.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By mail

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Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2, 3 and 4, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.

•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge, Proxy Services, 51 Mercedes Way, Edgewood, NY 11717.

You may revoke your proxy at any time before the proxy is exercised: (1) by delivering a written notice of revocation; (2) by filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) by voting after the date of the proxy by telephone or the Internet; or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

Northwest Natural Gas Company

220 NW Second Ave.

Portland, OR 97209

Attention: Corporate Secretary

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy.

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 26,411,248 shares of Common Stock outstanding on March 17, 2008 were held by 7,823 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 3, 2008 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

A majority of the shares of Common Stock outstanding at the close of business on April 3, 2008 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by telephone or the Internet as described above.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation provide that the Board of Directors be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 12.

Our Chairman of the Board, Mr. Richard G. Reiten, has announced his plans to retire from Board service at the end of his current term, which expires at the 2008 Annual Shareholders Meeting. Mr. Reiten will chair the 2008 Annual Shareholders Meeting. Mr. Reiten has been a director since 1996 and served as NW Natural’s President and Chief Executive Officer (CEO) from 1997 through 2002 and as President and Chief Operating Officer from 1995 to 1997. Mr. Reiten became Chairman of the Board in 2000. After his retirement as President and CEO of NW Natural in 2002, Mr. Reiten continued to serve as a director and, through February 2005, as non-employee Chairman. Mr. Reiten was reelected as Chairman of the Board in December 2006. The Board of Directors thanks Mr. Reiten for his extensive and valued service to NW Natural. The Board does not expect to fill the vacancy on the Board of Directors created by Mr. Reiten’s retirement.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class III directors expires with this year’s Annual Meeting. Ms. Martha L. “Stormy” Byorum and Messrs. John D. Carter and C. Scott Gibson are nominees for election to the Board as Class III directors to serve until the 2011 Annual Meeting or until their successors have been duly qualified and elected. All were elected by the shareholders at the 2005 Annual Meeting. Mr. George J. Puentes and Ms. Jane L. Peverett were elected to the Board of Directors to fill vacancies on July 27, 2007. Mr. Puentes is nominated for election to the Board as a Class I director to serve until the 2009 Annual Meeting or until his successor has been duly elected and qualified and Ms. Peverett is nominated for election to the Board as a Class II director to serve until the 2010 Annual Meeting or until her successor has been duly elected and qualified. Both Mr. Puentes and Ms. Peverett were recommended to the Governance Committee by the Chairman of the Board. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the five nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class III

(For a term ending in 2011)

Martha L. “Stormy” Byorum Senior Managing Director, Stephens Cori Capital Advisors, New York, New York Age: 59 Director since: 2004 Board Committees: Audit, Finance

In January 2005, Ms. Byorum became Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm founded in 1933. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P) in 2003. VB&P was the leading independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. A graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania, she is a Life Trustee of Amherst College, a Trustee Emeritus of the Folger Shakespeare Library and a board member of Aeterna-Zentaris Laboratories, Inc., a biopharmaceutical company, and M&F Worldwide Corp.

John D. Carter President and Chief Executive Officer, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 62 Director since: 2002 Board Committees: Audit (Chair), Finance, Governance

Mr. Carter has served as President and Chief Executive Officer of Schnitzer Steel Industries Inc. since May 2005. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Schnitzer Steel Industries, FLIR Systems, Inc., and Kuni Automotive in the U.S. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, served as a director of Cross London Rail Links, Ltd. He is a graduate of Stanford University and Harvard Law School.

C. Scott Gibson

President, Gibson Enterprises, Portland, Oregon

Age: 55

Director since: 2002

Board Committees: Public Affairs and Environmental Policy (Chair), Organization and Executive Compensation, Strategic Planning

Mr. Gibson has been President of Gibson Enterprises, a venture capital firm, since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of Radisys Corporation and as a director of TriQuint Semiconductor, Pixelworks, Electroglas, Inc. and Verigy Pte. He also serves as a member of the Board of Trustees of the Oregon Community Foundation, the OHSU Foundation and the Franklin W. Olin College of Engineering, and is Vice Chair of the Oregon Health and Science University governing board. Mr. Gibson earned a Bachelor of Science degree in electrical engineering and a Masters in Business degree from the University of Illinois.

Class I

(For a term ending in 2009)

George J. Puentes President, Don Pancho Authentic Mexican Foods, Inc., Salem, Oregon Age: 60 Director since: 2007 Board Committees: Public Affairs and Environmental Policy, Finance

Mr. Puentes serves as President of Don Pancho Authentic Mexican Foods, Inc., a manufacturer of tortillas and other foods, which he founded in Salem, Oregon in 1979. Mr. Puentes serves on the board of directors of the Federal Reserve Bank of San Francisco, Portland branch. He also serves as a trustee of the Meyer Memorial Trust and on the community Board for Regence Blue Cross Blue Shield. Mr. Puentes earned a Bachelor of Science degree in business management from San Jose State University.

Class II

(For a term ending in 2010)

Jane L. Peverett

President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 49

Director since: 2007

Board Committees: Audit, Strategic Planning

Since 2005, Ms. Peverett has served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Union Gas Limited of Toronto, Ontario, including serving as its President and Chief Executive Officer between 2001 and 2003. Ms. Peverett serves on the board of directors of EnCana Corporation, the B.C. Business Council and the Canadian Electricity Association. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2009)

Timothy P. Boyle

President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon

Age: 58

Director since: 2003

Board Committees: Finance, Organization and Executive Compensation, Strategic Planning

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company, Widmer Brothers Brewing and Oregon Trout and is a trustee of Reed College, the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization. He also is a past trustee of the University of Oregon Foundation and vice chairman of its capital campaign committee. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mark S. Dodson Chief Executive Officer, NW Natural, Portland, Oregon Age: 63 Director since: 2003 Board Committees: None

Mr. Dodson became President and Chief Executive Officer of NW Natural on January 1, 2003, where he previously served as President, Chief Operating Officer and General Counsel since 2001. He relinquished the position of President in 2007. He joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson is currently on the board of directors of the American Gas Association and the Oregon Business Council and serves on the board of directors of Energy Insurance Mutual. He also has worked on affordable housing issues as a board member and chairman of the Neighborhood Partnership Fund. Mr. Dodson was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education. He currently serves as a member of the board of directors of Waseda University USA, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Randall C. Papé

President and Chief Executive Officer, The Papé Group, Inc., Eugene, Oregon

Age: 57

Director since: 1996

Board Committees: Governance, Finance (Chair), Public Affairs and Environmental Policy

Since 1981, Mr. Papé has served as President, Chief Executive Officer and a director of The Papé Group, Inc., a holding company for Papé Machinery, Inc., Flightcraft, Inc., Papé Material Handling, Ditch Witch Northwest, Papé Properties, Inc., Papé Trucks, Inc. and Papé Truck Leasing, Inc. He also is President, Chief Executive Officer and a director of Liberty Financial Group, a holding company for LibertyBank, and its subsidiary, Commercial Equipment Lease Corporation. He is an owner and director of Sanipac, Inc. and its subsidiary, Eco Sort LLC, and a partner in Papé Investment Company. Mr. Papé serves as a member and past chair of the Oregon Business Council. He is a former director and past president of Mt. Bachelor, Inc. and a trustee emeritus and past president of the University of Oregon Foundation. He earned a Bachelor of Science degree in Finance from the University of Oregon.

Class II

(Term ending in 2010)

Tod R. Hamachek

Former Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company, Seattle, Washington

Age: 62

Director since: 1986

Board Committees: Governance, Audit, Strategic Planning (Chair)

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, is located in Danbury, Connecticut and is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is a member of the board of directors of Virginia Mason Medical Center and Virginia Mason Hospital System in Seattle, Washington. He is a graduate of Williams College and Harvard Business School.

Kenneth Thrasher

Chairman and Chief Executive Officer, Compli Corporation, Portland, Oregon

Age: 58

Director since: 2005

Board Committees: Organization and Executive Compensation, Audit, Public Affairs and Environmental Policy

Since 2002, Mr. Thrasher has served as Chairman and Chief Executive Officer of Compli Corporation, a software solution provider for management of compliance in employment practices and corporate governance. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001 and as Executive Vice President and Chief Administrative Officer from 1997 to 1999. In addition to serving on the NW Natural Board of Directors, Mr. Thrasher serves on the boards of directors of Compli Corporation, The Jensen Fund, Friends of the Children, Oregon Mentors, the Children’s Institute, the Portland State University Foundation, the Leaders Roundtable and the Oregon Coast Aquarium, and is a senior director on the Oregon Business Council. In 2001, he was appointed by the Oregon Governor as Chairperson of the Quality Education Commission, a position he held until his term expired in 2005. He also served as a co-chair of Portland State University’s capital endowment campaign through June 2005. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Russell F. Tromley

Chairman and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon

Age: 68

Director since: 1994

Board Committees: Audit, Governance, Organization and Executive Compensation (Chair)

Mr. Tromley became Chairman and Chief Executive Officer of Tromley Industrial Holdings, Inc. in 2005 after having served as President and Chief Executive Officer since the company’s formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He was a founding director of The Bank of the Northwest, and served on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley attended the University of Washington and Harvard Business School.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Annual Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2007, all of our directors attended the Annual Meeting of Shareholders.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended as of December 16, 2004, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually the Board determines whether each director meets the criteria of independence. In 2008, the Board determined that eleven of the twelve directors met the independence criteria. They are directors Boyle, Byorum, Carter, Gibson, Hamachek, Papé, Peverett, Puentes, Reiten, Thrasher and Tromley. For a discussion of transactions considered by the Board in determining independence, see “Transactions with Related Persons,” below.

In determining that Mr. Reiten is deemed independent, in February 2007, the Board of Directors considered Mr. Reiten’s prior service as an executive officer of NW Natural. Mr. Reiten joined NW Natural as President and Chief Operating Officer in 1995 and was appointed President and Chief Executive Officer (CEO) in 1997 and Chairman of the Board in 2000. Mr. Reiten retired as President and CEO of NW Natural in 2002, continuing to serve as a director and, through February 2005, as non-employee Chairman. Mr. Reiten was again elected non-employee Chairman in December 2006, a position which he continues to hold. The Board also considered the compensation and benefits that Mr. Reiten has received since retiring and concluded that Mr. Reiten has received no compensation from NW Natural since his retirement as CEO, other than director and committee fees and pension and other forms of deferred compensation for prior services (which compensation was not contingent in any way on continued service). The Board considered the changes in the management team and company policies and initiatives that had occurred since Mr. Reiten’s retirement as CEO and Mr. Reiten’s activities in respect of NW Natural since his retirement and concluded that, since his retirement as CEO, Mr. Reiten had only acted as a director and, through February 2005 and from December 2006 to the present, only as non-employee Chairman. In reaching its determination that Mr. Reiten is independent, the Board considered these relevant facts and circumstances and affirmatively determined that Mr. Reiten has no material relationship with NW Natural, either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural.

Other than with respect to Mr. Papé as described below under “Transactions with Related Persons,” for each other director who is deemed independent, there were no other significant transactions, relationships or arrangements that were considered by the Board in determining that the director is independent.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of

Directors nominees for election as directors. The Governance Committee has not used a third party to assist in finding candidates. The Governance Committee, with recommendations and input from the Chairman of the Board, the CEO and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of NW Natural, the existing and prospective business environment faced by NW Natural and the long-term interests of shareholders. In conducting its assessment, the Governance Committee considers a variety of criteria, including the following:

•	Integrity. Directors should have proven integrity and be of the highest ethical character and share NW Natural’s values.

•	Reputation. Directors should have reputations, both personal and professional, consistent with NW Natural’s image and reputation.

•	Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

•	Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and Board operations.

•	Experience. Directors should be or have been in a generally recognized position of leadership in the nominee’s field of endeavor and have a proven track record of excellence in their field.

•	Maturity. Directors should value Board and team performance over individual performance, possess respect for others and facilitate superior Board performance.

•

Commitment. Directors should be able and willing to devote the required amount of time to NW Natural’s affairs, including preparing for and attending meetings of the Board and its committees, and should not be over-committed by service on multiple other boards. Directors should be actively involved in the Board and its decision-making.

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Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as: accounting, finance, government relations, technology, management, compensation, crisis management, strategic planning and industry knowledge.

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Diversity. Directors should be selected so that the Board of Directors is a diverse body. “Diversity” in this context includes considerations of geographic location, gender, race and professional background.

•	Age. In accordance with NW Natural’s Bylaws, the Board’s mandatory retirement age is 70. As such, directors must be able, and should be committed, to serve on the Board for an extended period of time.

•

Independence. Directors should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all NW Natural’s shareholders and to fulfill the responsibilities of a director.

•	Ownership stake. Directors should be committed to having a meaningful, long-term equity ownership stake in NW Natural and be willing to comply with our stock ownership guidelines.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of

Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Committees

There are six standing committees of the Board: Audit, Governance, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning. Each of the committees operates according to a formal written charter, all of which are reviewed annually and are available on our website at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate.

Audit Committee

The Audit Committee is composed of directors Byorum, Carter, Hamachek, Peverett, Thrasher and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. Ms. Peverett was appointed to the Audit Committee in July 2007. Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules. Mr. Carter chairs the committee.

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal control and auditing. The Audit Committee is also responsible for the appointment, compensation, oversight and review of the independent registered public accounting firm, and reviews the corporate audit and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below. The Audit Committee reports regularly to the Board. The Audit Committee held seven meetings during 2007. Mr. Carter presides at all executive sessions of the Audit Committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and committee membership and policies that govern the Board’s activities, including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the Organization and Executive Compensation Committee, considers CEO succession plans. This committee is composed of directors Carter, Hamachek, Papé, Reiten and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. The committee held five meetings in 2007. Mr. Reiten chairs the committee. Mr. Reiten presides at all executive sessions of the Governance Committee and executive sessions of the non-management directors of the Board.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews NW Natural’s policies and practices relating to significant public and political issues that may have an impact on our business operations, financial performance or public image. It oversees our programs and policies relating to civic, charitable and community affairs, safety and equal employment opportunities. The committee also develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of NW Natural’s compliance with environmental regulations. The committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship. The committee is composed of directors Gibson, Papé, Puentes, Reiten and Thrasher. Mr. Puentes was appointed to the committee in July 2007. Mr. Gibson serves as Chair of the committee. The committee held three meetings in 2007.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to our financing programs, financial policy matters and material regulatory issues. The Finance Committee is composed of directors Boyle, Byorum, Carter, Papé, Puentes and Reiten. Mr. Papé chairs the committee. Mr. Puentes was appointed to the committee in July 2007. The Finance Committee held three meetings in 2007.

Strategic Planning Committee

The Strategic Planning Committee is responsible for reviewing and making recommendations to management and the Board with respect to our long-term strategic goals, objectives and plans for the purpose of creating and maintaining long-term shareholder value. The Strategic Planning Committee is composed of directors Boyle, Gibson, Hamachek, Peverett and Reiten. Ms. Peverett was appointed to the committee in July 2007. Mr. Hamachek chairs the committee, which met three times in 2007.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed of directors Boyle, Gibson, Thrasher and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. Each member of this committee also meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). Mr. Tromley chairs the committee.

The committee reviews the performance of the CEO and other executive officers, considers executive compensation survey data in making recommendations to the Board relating to our executive compensation programs and benefit plans, and oversees the administration of the Restated Stock Option Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan, the Executive Annual Incentive Plan, the Directors Deferred Compensation Plan, the Deferred Compensation Plan for Directors and Executives and the Non-Employee Directors Stock Compensation Plan. This committee also makes recommendations to the Board regarding Board compensation and organization and executive succession matters. Six meetings of this committee were held during 2007.

Purpose of the Committee. The committee operates pursuant to a written charter that provides that the purposes of the committee are to:

•	discuss and review the management of the affairs of NW Natural relating to its organization and to executive personnel and their compensation;

•	produce an annual report on executive compensation for inclusion in NW Natural’s proxy statement; and

•	provide input and guidance to management in the preparation of the Compensation Discussion and Analysis also included in NW Natural’s proxy statement.

The committee is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the CEO and other senior executives of NW Natural are compensated appropriately and in a manner consistent with the stated compensation strategy and the requirements of the appropriate regulatory authorities. The committee’s policies and decisions applicable to the compensation of all of the Named Executive Officers (defined below in the “Compensation Discussion and Analysis” section) are generally similar in all material respects. The committee’s current charter is available on our website and may be accessed at www.nwnatural.com.

Delegation of Authority. The Board of Directors has delegated to the committee its full authority to grant stock options under the terms of the Restated Stock Option Plan and to grant awards under the terms of the Long-Term Incentive Plan. Both of these plans have been approved by our shareholders. With respect to other components of the Named Executive Officers’ compensation, the committee submits its recommendations to the Board for approval. Day-to-day administration of certain director and executive plans has been delegated, under the terms of the plans, to certain officers, with oversight provided by the committee.

Management’s Role. Management provides support to the committee in a number of ways to facilitate executive compensation decisions, including working with outside counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans and implementing the committee’s decisions. The senior vice president responsible for human resources is the primary contact for the committee and the CEO makes recommendations to the committee regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants. The committee has engaged Towers Perrin, an independent compensation consulting firm (the consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the committee in the design and operation of these programs. The consultant reports directly to the committee chair and the chair approves all invoices submitted by the consultant. At the direction and under the guidance of the committee chair, the consultant works with management, principally the senior vice president responsible for human resources, in developing recommendations with respect to executive compensation and executive programs for submission to the committee for its consideration.

Succession Planning. The committee periodically reviews with the CEO and the senior vice president responsible for human resources, NW Natural’s succession planning process. Our succession planning process includes the identification of potential internal and external candidates, the use of various assessment tools which have included multi-rated feedback and emotional intelligence and personality assessments. The plan is updated on a periodic basis.

The Report of the Organization and Executive Compensation Committee is included on page 21.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that are intended to provide NW Natural and its Board of Directors with guidelines designed to ensure that business is conducted with the highest level of integrity. These Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended as of July 26, 2007, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following:

•	A substantial majority of the Board should be independent and the Board annually assesses the independence of each Board member in accordance with NW Natural’s Director Independence Standards.

•

The Governance Committee, the Audit Committee and the Organization and Executive Compensation Committee consist entirely of independent directors, as that term is defined by NYSE listing standards and NW Natural’s Director Independence Standards.

•	Director nominees are recommended by the Governance Committee to the full Board in accordance with the Director Selection Criteria established by the Board.

•	Directors must retire from the Board at the first annual meeting of shareholders after reaching age 70.

•	The Board and Committee structure and function, including expected Board meeting attendance and review of materials.

•	Board members have complete access to NW Natural’s senior management and all committees have access to independent counsel, accountants or other advisors, as appropriate.

•

The Governance Committee oversees the annual assessment of the performance and effectiveness of the Board, including Board committees, and provides the results to the full Board for discussion. In addition, the Governance Committee annually conducts peer reviews of directors prior to the end of their term of office.

•	Annually the Board reviews and approves the strategic plan and one-year operating and capital expenditure plans.

•	Committee members are recommended by the Governance Committee for appointment by the Board and committee membership is rotated from time to time.

•	The Board provides for an executive session of non-management directors at the end of each Board meeting. The chair of the Governance Committee presides at these executive sessions.

•

Succession planning and management development are reported at least annually by the CEO to the Board. The Organization and Executive Compensation Committee, in consultation with the Governance Committee, is responsible for planning for succession and submitting its recommendations to the Board of Directors with respect to CEO selection.

•

The Organization and Executive Compensation Committee recommends to the Board reasonable director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.

•	Within five years after joining the Board, each Board member shall own NW Natural shares (including shares credited to the directors’ deferred compensation accounts and vested and unvested shares awarded under the Non-Employee Directors Stock Compensation Plan) valued at the lesser of $300,000 or five times the Board member’s annual retainer fee.

•	Stock ownership guidelines for executives. See “Compensation Discussion and Analysis—Stock Ownership Guidelines,” below.

•

Director orientation and continuing education programs are provided which are designed to familiarize new directors with the full scope of our business and key challenges and to develop and maintain skills necessary or appropriate for the performance of their duties.

•	Incentive compensation plans link pay directly and objectively to measured financial and other goals set in advance by the Board.

•

The Code of Ethics and Financial Code of Ethics policies, both of which are available on our website at www.nwnatural.com, are maintained by the Board. Copies are also available in print to any shareholder who requests a copy.

In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o the Corporate Secretary, 220 N.W. Second Avenue, Portland OR 97209, or by calling 1-800-541-9967 or sending an e-mail to directors@nwnatural.com. Employees may also submit concerns anonymously pursuant to the Code of Ethics’ hotline, located on our internal website. Our Director of Internal Auditing handles matters reported on the internal hotline and provides a regular report to the Audit Committee on hotline activity.

Concerns relating to accounting, financial reporting, internal accounting controls or auditing matters will be referred by the Corporate Secretary to the chair of the Audit Committee and the chair of the Governance Committee. Other concerns will be referred by the Corporate Secretary to the chair of the Governance Committee. The Corporate Secretary provides a regular report to the Governance Committee on all contacts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file reports of ownership and changes in ownership of NW Natural Common Stock with the SEC. We are required to disclose in this proxy statement any late or missed filings of those reports made by our directors and executive officers during 2007. One report was filed late for Lea Anne Doolittle, our senior vice president, relating to the indirect beneficial ownership of a stock option grant made to her spouse, an employee of NW Natural, in 2007. Based solely upon a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe that during 2007 all other directors and executive officers timely filed all such required reports.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

The written charter of the Audit Committee designates responsibility for reviewing related person transactions with the Audit Committee. The Board has adopted a written policy on the review of related person transactions (which is available on our website at www.nwnatural.com) that specifies that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant and are of the type required to be reported as a related person transaction under Item 404 of SEC Regulation S-K shall be reviewed by the Audit Committee for the purpose of determining whether such transactions are in the best interest of NW Natural. The policy also establishes a requirement for directors, nominees and executive officers to report transactions involving a related party that exceed $5,000 in value. We are not aware of any transactions entered into since the adoption of the policy in December 2006 that did not follow the procedures outlined in the policy.

The Papé Group

From time to time, NW Natural conducts business with affiliates of The Papé Group, Inc., of which director Randall C. Papé is President, Chief Executive Officer and a major shareholder.

In May 2007, in accordance with the policy described above, NW Natural entered into a lease extension with Papé Properties Inc. for NW Natural’s Coos Bay resource center for a term ending May 31, 2008. The original term of the lease expired May 31, 2007. The original base rent for the lease was $5,500 per month, with escalations equal to the change in the Consumer Price Index beginning the 25th month of the term of the lease. NW Natural paid $73,194 in connection with the lease in 2007. The lease includes an option to purchase which may be exercised within 10 days after a 60-day notice period and upon payment of a refundable escrow deposit of 5 percent of the purchase price. NW Natural is currently considering whether to further extend the lease or exercise the option to purchase. The Board of Directors has pre-approved exercising the option, subject to obtaining market appraisals consistent with the terms of the proposed transaction.

From time to time, we also purchase equipment from and employ the services of certain affiliates of The Papé Group. In 2007, we paid $150,591 for such equipment and services, none of which were subject to installment payments. Although we are not aware of Mr. Papé having a direct interest in these transactions, we have assumed that, as a major shareholder of The Papé Group, the dollar value of the amount of his interest in the transactions approximates the amount of NW Natural’s payments. Based upon a review of the transactions, including independent determinations that the aggregate amount of the transactions represented less than one percent of The Papé Group’s consolidated revenue for 2007, the Board of Directors has affirmatively determined that these transactions were arm’s length transactions entered into in the ordinary course of business and not material. The Board considered these transactions in assessing Mr. Papé’s independence and determined that these transactions did not affect Mr. Papé’s designation as an independent director.

Fund Contribution in Recognition of Service of CEO, Mark Dodson

In December 2007, NW Natural contributed $150,000 to the Oregon Community Foundation to establish the NW Natural Mark S. Dodson Fund in honor of CEO and director, Mark S. Dodson. The fund is for general charitable purposes and Mr. Dodson and his family members will advise the Oregon Community Foundation on the fund’s use. Directors Reiten and Gibson are members of the Board of Trustees of the Oregon Community Foundation. The Board approved this transaction in September 2007. The Board considered this transaction in assessing Messrs. Reiten’s and Gibson’s independence and determined that it did not affect their designation as independent directors.

Employment of Spouse of a Named Executive Officer

Mr. Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring or promotion. Total compensation paid to Mr. Smart in 2007 was approximately $122,000 and is expected to be approximately $135,000 in 2008. Mr. Smart reports to David Anderson, Senior Vice President and Chief Financial Officer.

For further discussion regarding director independence, see “The Board of Directors and Its Committees—Independence,” above.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on March 1, 2008 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA1 Barclays Global Fund Advisors 45 Fremont St. San Francisco, CA 94105	1,722,292	6.51

[1]

Based on information set forth on Form 13G filed February 6, 2008, with the SEC by Barclays Global Investors, NA. These shares are held as follows: Barclays Global Investors, NA holds 839,828 shares, of which it holds sole voting power as to 710,389 shares and sole dispositive power as to 839,828 shares; Barclays Global Fund Advisors holds 843,141 shares, of which it holds sole voting power as to 622,865 shares and sole dispositive power as to 843,141 shares; Barclays Global Investors, LTD holds sole voting and dispositive power as to 27,063 shares; and Barclays Global Investors Australia Limited holds sole voting and dispositive power as to 12,260 shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of March 4, 2008 by all directors and nominees, each of the Named Executive Officers named in the Summary Compensation Table below and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares [1]		Percent of Outstanding Common Stock
Officers
Mark S. Dodson (also a director)	98,755	[2]	*
Gregg S. Kantor	26,462	[3]	*
David H. Anderson	40,652	[4]	*
Lea Anne Doolittle	14,780	[5]	*
Margaret D. Kirkpatrick	11,185	[6]	*
Directors
Timothy P. Boyle	380	[7]	*
Martha L. “Stormy” Byorum	229	[8]	*
John D. Carter	12,490	[9]	*
C. Scott Gibson	1,200	[10]	*
Tod R. Hamachek	4,738	[11]	*
Randall C. Papé	9,645	[12]	*
Jane L. Peverett	0	[13]	*
George J. Puentes	1,000	[14]	*
Richard G. Reiten	36,341	[15]	*
Kenneth Thrasher	4,000	[16]	*
Russell F. Tromley	6,440	[17]	*
All directors and officers as a a group (21 in number)	334,839	[18]	1.3	†

*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares and exercisable stock options outstanding on March 4, 2008.
[1]

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Certain shares under the Non-Employee Directors Stock Compensation Plan (NEDSCP), the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) are not included in the table as they represent, under the terms of the plans, rights to receive shares that would not be distributed until the year following termination of service with NW Natural.

[2]

Includes 3,308 shares held jointly with his wife, 47,250 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP) and 498 shares held indirectly under the Retirement K Savings Plan (RKSP).

[3]	Includes 11,250 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated SOP and 2,578 shares held indirectly under the RKSP.
[4]

Includes 21,750 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP and 1,900 restricted Long-Term Incentive Plan shares that are subject to forfeiture. Does not include 3,065 shares credited to stock accounts under deferred compensation plans.

[5]

Includes 5,635 shares held indirectly under the RKSP, 5 shares held indirectly under the RKSP by her spouse, 5,250 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP and 150 shares which Ms. Doolittle’s spouse has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 385 shares credited to a stock account under a deferred compensation plan.

[6]	Includes 9,500 shares which Ms. Kirkpatrick has the right to acquire within 60 days through the exercise of options under the Restated SOP and 135 shares held indirectly under the RKSP.
[7]	Does not include 11,100 shares credited to deferred compensation plans, of which 542 shares are subject to forfeiture under the NEDSCP.
[8]	Does not include 5,001 shares credited to deferred compensation plans, of which 571 shares are subject to forfeiture under the NEDSCP.

[9]	Does not include 14,476 shares credited to deferred compensation plans, of which 542 shares are subject to forfeiture under the NEDSCP.
[1][0]	Includes 110 shares held by Mr. Gibson’s wife. Does not include 7,701 shares credited to deferred compensation plans, of which 542 shares are subject to forfeiture under the NEDSCP.
[1][1]	Does not include 18,641 shares credited to deferred compensation plans, of which 542 shares are subject to forfeiture under the NEDSCP.
[1][2]	Does not include 10,536 shares credited to a stock account under a deferred compensation plan.
[1][3]	Does not include 931 shares credited to a stock account under a deferred compensation plan.
[1][4]	Does not include 1,125 shares credited to a stock account under a deferred compensation plan.
[1][5]

Includes 24,048 shares held indirectly by Mr. Reiten under the RKSP. Does not include 11,214 shares credited to deferred compensation plans, of which 542 shares are subject to forfeiture under the NEDSCP.

[16]	Shares held jointly with Mr. Thrasher’s wife and shares secure a personal line of credit.
[1][7]	Includes 27 shares held by Mr. Tromley’s wife. Does not include 5,838 shares credited to a stock account under a deferred compensation plan.
[1][8]

Includes 66,542 shares held by executive officers not named above, of which 6,828 shares are held jointly with spouse or are held as custodian for children, 6,109 shares are held indirectly under the RKSP and 39,125 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP.

EXECUTIVE COMPENSATION

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (the committee) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer (CEO) and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The committee is responsible for producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and proxy statement and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis also included in this proxy statement. In fulfilling its responsibilities, the committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.

The committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its 2008 proxy statement for filing with the Securities and Exchange Commission.

Respectfully submitted on February 27, 2008 by the Organization and Executive Compensation Committee of the Board of Directors:

Russell F. Tromley, Chair	Timothy P. Boyle
C. Scott Gibson	Kenneth Thrasher

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Named Executive Officers

For purposes of this report, our Named Executive Officers include the following individuals:

Name	Title
Mark S. Dodson	Chief Executive Officer
Gregg S. Kantor	President and Chief Operating Officer
David H. Anderson	Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	Senior Vice President
Margaret D. Kirkpatrick	Vice President and General Counsel

Effective January 1, 2008, Ms. Doolittle was promoted to Senior Vice President from the position of Vice President.

2007 Changes to the Compensation Program

In December 2007, the Organization and Executive Compensation Committee (the committee) reviewed its Compensation Philosophy statement and made several minor amendments that:

•

clarify that the committee is not limited to reviewing utility industry compensation or remuneration data for certain positions found in multiple industries and that general industry data may be considered in the committee’s analysis for setting executive compensation;

•	eliminate specific executive perquisites (e.g., auto allowances, club membership dues and supplemental disability benefits); and

•	clarify the purpose of base salary and executive benefits.

Also, the committee reviewed certain elements of our executive compensation program in 2007. As a result of these reviews, the committee:

•

established a severance guideline that permits not-for-cause severance benefits only in limited cases during an executive’s first five years of employment, provided that the severance benefit would not exceed one times base salary plus target bonus, and provided that the benefit is reduced on a prorated basis as the executive’s service nears five years;

•	established a guideline that will reduce the amount an executive may receive from a change-in-control severance agreement as an executive nears age 65;

•	eliminated specific executive perquisites (see “Compensation Programs—Perquisites,” below);

•	added return on invested capital (ROIC) as a new measure to the Executive Annual Incentive Plan and re-weighted the other goals;

•

limited the change-in-control provisions related to the 2007 Long-Term Incentive Plan Performance Share grants to provide prorated awards upon a change-in-control and use of actual total shareholder return performance for the portion of the cycle completed to date instead of paying the full three year target award upon a change-in-control; and

•

revised the approach for identifying alternate peer companies to replace existing peer companies which might be acquired or combined with another company during the 2007-2009 Long-Term Incentive Plan award cycle.

Further, upon the recommendation of the committee, the Board of Directors approved numerous changes to the current deferred compensation plans and supplemental retirement plans to comply with Section 409A of the Internal Revenue Code.

Pay for Performance—2007

In 2007, NW Natural produced record net income and cash flow from operations. Mr. Dodson earned annual and long-term incentives totaling $1,323,800 or 1.1 percent of our pre-tax net income. The annual incentive portion of $400,000 was an increase of 7.2 percent over 2006. In 2007, our net income grew by 17 percent and our total return to shareholders was 18 percent. The total earned annual and long-term incentives for our Named Executive Officers in 2007 was $2,800,600, which represents 2.4 percent of our 2007 pre-tax net income. Of this amount, $1,847,600 (66 percent of the total) was earned under the Long-Term Incentive Plan by four of the five Named Executive Officers and it includes Mr. Dodson’s long-term incentive payment in Common Stock and accumulated dividends, valued at $923,800. Over that 2005-2007 timeframe, total shareholder return was 64 percent based on an increase of $15.27 in the average price per share of our Common Stock and $4.15 per share in dividends, which are assumed to be reinvested. During this period, earnings per share grew by 48 percent and net income grew by 47 percent. Ms. Kirkpatrick commenced employment subsequent to the start of the recently completed award period and therefore was not eligible for a long-term incentive award.

Our Compensation Philosophy

The committee has adopted a total compensation philosophy to guide its decisions with respect to executive compensation. The guiding principles of this philosophy are to design executive compensation programs that:

•

ensure that we have the ability to attract, retain and motivate talented and qualified executives critical to the achievement of our annual goals, our long-term business strategy and objectives, and the enhancement of shareholder value by providing total remuneration, including base salary, incentive compensation, benefits and retirement income, at a level that is competitive with that of other energy service and general industry companies of comparable size and circumstances;

•

motivate high levels of performance by linking a portion of each executive’s total direct compensation opportunity (base salary, annual and long-term incentives) to the achievement of previously-established annual and long-term performance goals and by delivering compensation opportunity that is at risk subject to the achievement of established performance criteria; and

•

promote creation of shareholder value by aligning executives’ long-term interests with those of our shareholders by requiring meaningful stock ownership by officers (see “Stock Ownership Guidelines,” below) and by providing a significant component of compensation that is based on earnings growth and stock price performance (see “Compensation Programs—Long-Term Incentives,” below).

Elements and Objectives of our Executive Compensation Program

The elements and objectives of the executive compensation program for the Named Executive Officers are as described below:

Element	Objective(s)

Base salaries

•        Reflect the value of the executive’s position to the business;

•        Reflect the executive’s performance in executing leadership accountabilities; and

•        Recognize that many important aspects of the executive’s job (such as customer service, employee, regulatory and government relations, etc.) are difficult to include in incentive pay programs based on objective performance measures.

Annual incentive awards	• Focus executives on the achievement of desired annual business results.

Long-term incentive awards	• Focus executives on long-term performance and the achievement of desired long-term business results.

Perquisites

•        Facilitated the accomplishment of NW Natural’s business and aided in attracting and retaining executives; however, the committee eliminated certain perquisites effective January 1, 2008 after determining that these goals could be achieved through the use of other compensation alternatives.

Executive health, welfare and retirement benefits

•        Provide executives reasonable and competitive benefits;

•        Allow for attraction of mid-career hires; and

•        Overcome constraints of the limits imposed by the Internal Revenue Code on qualified plan benefits.

Change-in-control arrangements	• Encourage continued attention and dedication to executives’ assigned duties without distraction due to a potential change in control of NW Natural.

Market Position

The committee has engaged Towers Perrin, an independent compensation consulting firm (the consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the committee in the design and operation of these programs. The consultant reports directly to the committee chair. At the direction and under the guidance of the committee chair, the consultant works with management, principally the CEO and the senior vice president responsible for human resources, in developing recommendations with respect to executive compensation and executive programs for submission to the committee for its consideration.

The committee seeks to achieve the program’s objectives by positioning total executive compensation, consisting of annual base salary, annual incentives, long-term incentives and benefits, at or near the 50th percentile of the competitive market. The committee has determined that using the 50th percentile of competitive market surveys, for establishing compensation for executives, will provide us with the ability to attract and retain executive talent without paying more than required. Although the total remuneration program is designed to pay compensation at the middle of the competitive market, the program contains several variable components, which allow compensation to exceed median competitive pay levels when the performance expectations of the committee are exceeded; conversely, the program provides less than median competitive compensation when performance does not meet those expectations.

Generally, we are likely to attract candidates for executive positions from the energy service market, specifically, from gas and electric companies of similar size in terms of revenue in the United States, although for some executive positions that can be found in any industry, general industry market information may be considered. The committee reviews all components of executive compensation and compares them to the market every two years, and the direct compensation components (salary and annual and long-term incentives) are compared to the market annually. The market data used in these comparative analyses are generally obtained from salary survey databases compiled by the consultant, industry associations or general industry sources.

In preparing its competitive market assessment of total direct compensation, the consultant employs a methodology that focuses on energy service companies with annual revenues of $500 million to $2.0 billion. The consultant also provides data for similar-sized general industry companies. At the committee’s request, the consultant collects and updates 50th percentile data from compensation surveys for base salaries, annual incentives and long-term incentives. The committee relies upon the judgment of the consultant to select the most appropriate market comparisons and to synthesize the data. Named Executive Officers’ positions are matched to survey benchmarks based on functional responsibilities, with premiums or discounts applied where a Named Executive Officer’s position has greater or lesser responsibility than the positions included in the survey benchmarks.

In addition to looking at survey data to understand competitive market pay, the consultant also provides the committee with supplementary data for the most senior executives from the following 24 natural gas industry companies, as reported in their most recent proxy statements:

AGL Resources Inc.	National Fuel Gas Co.
Atmos Energy Corp.	New Jersey Resources Corp.
Cascade Natural Gas Corp.	Nicor Inc.
Chesapeake Utilities Corp.	ONEOK Inc.
Delta Natural Gas Co. Inc.	Piedmont Natural Gas Company Inc.
Energen Corp.	Questar Corp.
Energy West Inc.	SEMCO Energy Inc.
Equitable Resources Inc.	South Jersey Industries Inc.
KeySpan Corp.	Southwest Gas Corp.
Kinder Morgan Inc.	Southwestern Energy Co.
Laclede Group Inc.	UGI Corp.
Integrys Energy Group, Inc. (formerly Peoples Energy)	Washington Gas Light Co.

While the committee considers data from these natural gas industry companies, it is not the primary focus for their competitive analysis. Some of these companies may also be included in the market survey data if their annual revenues are comparable to ours.

Tally Sheets

Every year the committee reviews the total remuneration of executives in the form of a tally sheet prepared by our human resources department and reviewed by outside consultants (legal, actuarial and compensation) which shows each executive’s current total compensation from all sources, including potential compensation from equity awards not yet earned as well as retirement benefits, along with possible compensation from any severance arrangements, including change in control compensation. The committee also uses tally sheets to review the impact of any significant plan change. In its most recent review of tally sheets, the committee determined that each executive’s compensation remained consistent with the committee’s expectations and no changes were recommended based upon its review.

Every two years, at the committee’s request, the consultant conducts a complete review of the total remuneration paid or provided to our executives in comparison to the total remuneration paid or provided to executives in similar positions with a group of comparable energy and gas utility companies. This review includes salary, annual incentives, equity and long-term incentive compensation, health, welfare and other benefits, and the dollar value and cost of all benefits under our qualified and non-qualified deferred compensation and supplemental retirement plans.

Based upon the consultant’s review in early 2008, the committee determined that the total remuneration for the Named Executive Officers, including the CEO, was reasonable and aligned with the executive compensation principles discussed above. In 2008, the committee plans to review the compensation of the CEO relative to other executive officers, management, and the average NW Natural employee.

Stock Ownership Guidelines

Stock ownership objectives, contained in our Corporate Governance Standards, provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer	2x
President and Senior Vice Presidents	1.5x
All other executive officers	1x

It was determined that these ownership objectives would provide executives with a meaningful stake in the ownership of NW Natural and, as a result, fully align their interests with those of our shareholders. Further, these ownership multiples represent two to three times the after-tax expected value of the CEO’s annual equity grants (performance shares and stock options) and over two times for other NEOs. The stock ownership objectives generally are to be attained within five years of being appointed an officer. The committee annually reviews the progress made by executives against these objectives. This progress is measured using both shares owned directly by executives as well as shares credited to their 401(k) and non-qualified deferred compensation plan accounts and is determined using the average daily closing price for the Common Stock over the preceding calendar year. The committee last reviewed the progress of the Named Executive Officers in achieving these stock ownership objectives in February 2008 and concluded that all of the Named Executive Officers have achieved stock ownership goals or, for newer officers, have made satisfactory progress in achieving these goals given the time they have served in their respective executive positions.

Compensation Programs

How Compensation Decisions Are Made

Competitive data are used as a guide, with other relevant considerations including corporate and individual performance, an executive’s experience and contribution as well as the relative relationship to other executive roles. Our executive compensation programs include sufficient flexibility that pay relative to the market median can vary by individual position if warranted by special circumstances. These special circumstances might include strong individual performance, marketability of skills or retention considerations that could allow certain executives to receive higher than average compensation increases or incentive awards in recognition of these special considerations. The CEO considers this type of information prior to recommending salary and annual and long-term incentive compensation levels for the other Named Executive Officers to the committee. The committee considers these recommendations as well as the competitive data prepared by the consultant when making final compensation decisions.

The committee considers the consultant’s advice, including information obtained from the competitive analysis and survey prepared by the consultant, in determining:

•	the inclusion of the various compensation program elements;

•	policies for allocating between long-term and currently paid out compensation;

•	policies for allocating between cash and non-cash compensation, and among the different forms of non-cash compensation; and

•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

The committee’s policy is to establish the allocations between long-term and currently paid out compensation and between cash and non-cash compensation (including the allocation among different forms of non-cash compensation) in approximately the same manner as the median of our competitive market for comparable executive positions.

Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to our company and provide a competitive foundation for the work being performed. The remainder of total direct compensation opportunity (target annual incentive and expected value of long-term incentives, excluding perquisites, health and welfare benefits and retirement benefits) is at risk and must be earned based upon the achievement of short-term and long-term performance goals, which represent shareholder performance expectations. See “Long-Term Incentives” below for a brief description of how we determine the “expected value” of long-term incentives. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk. In 2007 for the CEO, the percentage of total direct compensation opportunity at risk or earned by achieving performance goals was approximately 64 percent and, for the other Named Executive Officers, the average percentage of such compensation at risk was approximately 51 percent. The remaining portion of direct compensation is delivered in the form of base salary.

2007 Base Salaries

Base salaries paid to executives are established by the Board of Directors based upon the value of the position to the business, the performance of the individual and consideration of the market salary analyses prepared by the consultant. As described above, these analyses include salary survey and proxy data for comparable positions at similar-sized energy service and general industry companies. Salaries are typically adjusted March 1 of each year.

Mr. Dodson’s salary increased from $515,000 to $550,000 on March 1, 2007, an increase of 6.8 percent. Factors considered for Mr. Dodson’s salary increase included NW Natural’s overall performance, strong leadership and the desire to maintain his salary at the 50th percentile of the energy service company survey data. Mr. Kantor’s salary increased by 28 percent effective March 1, 2007 due to his promotion to Executive Vice President in December 2006 and the committee’s determination of the appropriate 50th percentile comparison within the energy service company survey data for his enhanced position and role in our business. Percentage salary increases effective March 1, 2007 were 6 percent for Mr. Anderson, 13 percent for Ms. Doolittle, and 6 percent for Ms. Kirkpatrick. For Mr. Anderson and Ms. Doolittle, the committee targeted salaries at a 5-8 percent premium to the 50th percentile of the survey data for energy service companies, because it determined that salaries for these two positions needed to be closer to and therefore more competitive with the higher median salaries paid by general industry companies.

Name	Salary Before Adjustment	Salary Adjustment Effective March 1, 2007
Mark S. Dodson	$515,000	$550,000
Gregg S. Kantor	184,000	235,000
David H. Anderson	287,000	305,000
Lea Anne Doolittle	182,000	205,000
Margaret D. Kirkpatrick	217,000	230,000

From time to time the committee reviews and adjusts salaries if warranted to reflect changes in responsibilities or competitive market conditions. Such an adjustment was made to Mr. Kantor’s salary upon his promotion from Executive Vice President to President and Chief Operating Officer on May 1, 2007. Mr. Kantor’s salary was adjusted from $235,000 to $325,000, an increase of 38 percent, reflecting the significant increase in his responsibilities.

In consideration of the elimination of executive perquisites, effective January 1, 2008, as discussed below under “Perquisites,” the Board approved one-time salary adjustments for the Named Executive Officers as follows:

Name	Salary Before Adjustment	Salary After Adjustment Effective January 1, 2008
Mark S. Dodson	$550,000	$587,000
Gregg S. Kantor	325,000	354,000
David H. Anderson	305,000	333,000
Lea Anne Doolittle	205,000	233,000
Margaret D. Kirkpatrick	230,000	254,000

Further, the annual salary adjustments for 2008 became effective March 1, 2008.

2007 Special Bonus

Based on the committee’s recommendation and NW Natural’s overall outstanding performance in 2007, Mr. Dodson was awarded an additional discretionary, special bonus of $16,000 by the Board.

The following discussion and analysis contains statements regarding individual and corporate performance targets and goals. The measures and goals included in the Key Goals described below, except for the Additional Goal, were used for purposes of an incentive program that is for the most part applicable to all employees and designed to include measures that may be directly influenced by employees. The established method for calculating the Key Goal measures may include or exclude factors as appropriate for the incentive purposes of the measure, as determined by a committee of NW Natural and union management. Accordingly, these targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance for the periods covered. NW Natural specifically cautions investors not to apply these statements to other contexts.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is designed to drive key executives to achieve our annual goals, including financial, operating and individual performance goals. Awards are paid by March 15th of the following year if the committee determines the goals are achieved. To date, the committee has not used its discretion to reduce performance-based awards.

We believe this program supports our compensation objective of motivating executives to achieve high levels of performance. Participation in the plan currently is limited to 14 participants selected by the committee, including the Named Executive Officers.

Target awards for executives vary as a percent of base salary based on position. These target award levels remained unchanged in 2007, other than an increase in the target award for Mr. Kantor to reflect his increase in responsibility upon his promotion to President and Chief Operating Officer. Target and actual awards as a percent of base salary (in effect on December 31, 2007) were as follows:

Named Executive Officer	Target Award	Actual Award
Mark S. Dodson	50%	70%
Gregg S. Kantor	45%	63%
David H. Anderson	40%	56%
Lea Anne Doolittle	30%	42%
Margaret D. Kirkpatrick	30%	40%

The amounts to be paid if these goals are achieved, when added to base salaries, are intended to place executives’ compensation at the 50th percentile of total cash compensation for comparable positions included in the consultant’s survey data and analyses. When goals are exceeded, it is expected that executives’ compensation will be above the 50th percentile. For information on the performance-based portion of specific awards granted to each Named Executive Officer, see the “Grants of Plan-Based Awards During 2007” table, below. Actual amounts paid to the Named Executive Officers for 2007 performance are reflected in columns (d) and (g) of the Summary Compensation Table, below.

The committee has given considerable attention to what performance measures are appropriate for the executive incentive plans and reviews these measures at least annually. Changes may be made to the measures at the start of new performance periods when the committee determines that changes are appropriate. For 2007, the amounts of the awards under the Executive Annual Incentive Plan reflect an allocation of 75 percent to corporate performance goals (earnings per share, return on invested capital and key operating goals) and the remaining 25 percent to individual performance criteria established for each executive. The formula for the total incentive award is as follows:

[				]		[				]
	Corporate Performance Factor	X	75%		+		Individual Performance Factor	X	25%		X	Target Award	=	Total Annual Incentive Award

Corporate Performance Goals. In 2007, the corporate performance goals established by the committee for the Executive Annual Incentive Plan were designed to reward improvement in operating results by emphasizing the achievement of increased earnings per share, the attainment of several key operating goals shared with all employees and a new measure for maintaining or improving return on invested capital.

The corporate performance factor is determined using the following formula:

[				]		[				]		[				]
	Earnings Per Share Factor	X	33 1/3%		+		Key Goals Factor	X	33 1/3%		+		Return on Invested Capital Factor	X	33 1/3%		=	Corporate Performance Factor

Earnings per share factor. The committee concluded that earnings per share would be accorded a weight of 33 1/3 percent to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. For 2007, the earnings per share performance goal consisted of a range of diluted earnings per share results from $2.22 per share to $2.60 or above, corresponding to payout factors ranging from 0 percent to 150 percent. The target level of diluted earnings per share was $2.35 per share, corresponding to a 100 percent payout factor. Actual earnings per share results are interpolated to determine the corresponding performance factor.

Actual 2007 diluted earnings per share were $2.76, a 21 percent increase over 2006, resulting in an earnings per share factor equal to the maximum for this factor of 150 percent.

Key Goals factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the committee to comprise the Key Goals factor, which accounts for 33 1/3 percent of the weighting for corporate performance. The operating goals are substantially aligned with the Key Goals incentive program for all employees. Each goal could contribute between 0 percent to 150 percent of the assigned goal weight based on actual results. Actual results are interpolated to determine the performance factor for the particular goal.

The Key Goals factor was determined using the following formula:

Sum of [Goal Performance Factor X Goal Weight] for each of 8 Key Goals = Key Goals Factor

A summary of the key operating goals for 2007 and the weighting of each goal to the overall factor is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range	Target (100%) Performance	Goal Weight in Key Goal Performance Factor
Earnings per share (utility only)	Earnings per share for utility operations (excludes earnings per share contributions from certain non-utility activities)	$2.22 – $2.40	$2.34	40%

Overall customer satisfaction	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	56.65% – 60.02%	58.9%	3%

Customer satisfaction—employee interaction	Customers who had interactions with service technicians and/or construction crew members rating satisfaction at a 9 or 10	74.5% – 79.75%	78.0%	7%

Total customer additions	Total new meter sets	19,771 – 21,571	20,971	10%

Expense per customer	Measures reduction in total expense per customer	$172.96 – $166.36	$168.56	10%

Capital expenditures per customer	Measures reduction in capital expenditures per customer	$168.11 – $161.51	$163.71	15%

Construction cost per meter	Measures construction costs to install service to each new customer	$1,525 – $1,330	$1,395	5%

Return on invested capital	Net income plus net interest, divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion)	8.6% – 9.4%	9.1%	10%

In July 2007, the committee agreed to exclude from the above calculations certain expenses related to specified strategic initiatives that were incurred earlier than scheduled based upon the strong earnings and cash flow outlook for 2007. These expenses were excluded from expense per customer and construction cost per meter goals for all employees and were excluded for executive officers up to the amount of the cost estimate provided in advance to the committee. However, the actual expense of such items was not excluded from any earnings per share or return on invested capital goals.

Our operating performance in 2007 resulted in a Key Goals factor of 108.4 percent. While some operating goals target levels were exceeded (e.g. utility earnings per share and return on invested capital were equal to the maximum of 150 percent and the customer satisfaction goals averaged 127 percent), others were not achieved (e.g. total customer additions and construction cost per meter were equal to 0 percent). The goals not achieved were primarily due to a slowdown in the new construction market and higher than planned costs for new customer additions.

Return on Invested Capital. Return on invested capital was added in 2007 as a component of our Key Goals incentive program for non-union employees, and the committee decided to further emphasize it for executives by making the same goal a new measure for the corporate performance factor. The weighting assigned to this factor also was 33 1/3 percent. The committee added this measure because there is a significant amount of capital deployed to build and maintain the gas distribution and storage businesses and they wanted to hold the executives accountable for ensuring that the company is getting a fair return on the capital being deployed into the business.

This goal consisted of a range of results from 8.6 percent to 9.4 percent, corresponding to payout factors ranging from 0 to 150 percent. The target level of return on invested capital was set at 9.1 percent, corresponding to a 100 percent payout factor, and equal to the return on invested capital achieved in 2006. The threshold performance level for a payout under this measure is 8.6 percent which is slightly above NW Natural’s cost of capital as established in its most recent Oregon rate case.

Actual 2007 return on invested capital was 9.9 percent, resulting in a return on invested capital factor equal to the maximum 150 percent.

For 2007, the combination of the Key Goals factor, the return on invested capital factor and the earnings per share factor produced an overall corporate performance factor equal to 136.1 percent of target.

Individual Performance Goals. Twenty-five percent of each Named Executive Officer’s annual incentive target award is based on individual performance goals. In the case of the CEO, this is determined at the discretion of the committee and is, in large part, based on the committee’s qualitative assessment of the CEO’s performance. The other Named Executive Officers’ individual performance goals are designed to be aligned with the CEO’s goals and supportive of our strategic plan in the belief that the accomplishment of the strategic goals, along with the strong operation and management of our day-to-day business, will create success for our customers, employees and shareholders. NW Natural’s 2007 annual priority goals shared by all of the Named Executive Officers were to:

•	execute operational changes by year end 2007;

•	complete implementation of the first phase of an integrated information system on time and on budget;

•	significantly advance NW Natural’s business development initiatives for key gas infrastructure projects;

•	achieve overall customer satisfaction consistent with the Key Goal target;

•	achieve earnings per share growth and return on invested capital targets; and

•	accomplish these goals in a manner consistent with NW Natural’s core values.

In addition to the above goals, the CEO’s performance goals included continued progress on succession planning, leadership development and involvement in policy matters related to climate change.

Other than the CEO, each Named Executive Officer was evaluated as to 2007 individual performance by the CEO, ranging on a scale from 0 to 150 percent, based on performance and peer ratings. Recommendations from the CEO as to individual performance are reviewed and approved by the committee and considered as it reviews the overall performance of management against the operating goals. The committee uses this same method of assessment to establish the year-end performance rating for the CEO. The committee determined that management had met or exceeded these goals and assigned a rating of 150 percent for the CEO’s individual performance. Performance of the other Named Executive Officers ranged from 149 percent to 129 percent.

On average, the awards for the CEO and the other Named Executive Officers were 38 percent above the target awards for the year, primarily due to higher than targeted earnings per share and return on invested capital performance for the year and significant advancement of NW Natural’s business development activities.

Long-Term Incentives

The long-term incentive portion of our executive compensation program consists of two components: stock options and performance shares. The consultant provides the committee with annual compensation survey data based on the total expected value of long-term incentives, which is defined for stock options to be the grant-date Black Scholes value of options granted during the year, and is defined for performance share awards to be the grant-date market price of the target number of performance shares covered by awards during the year discounted by 5 percent for each year of the performance period. The committee does not time its equity grants in coordination with the release of material non-public information and it does not release material non-public information to affect the value of executive compensation.

Each year, approximately 25 percent of the expected value of long-term incentives to be granted to each Named Executive Officer is granted in the form of stock options and approximately 75 percent of such expected value of long-term incentives is granted as performance share awards. While both stock options and performance shares provide incentives to executives to work toward increasing the price of our Common Stock in order to more closely align executives’ interests with those of our shareholders, the performance share program rewards relative stock price performance to a peer group and also focuses the executives on key long-term objectives that align with the creation of shareholder value; therefore, a greater emphasis is placed on performance shares. The committee believes that these two components (options and performance shares) in combination provide a balanced performance focus for executives.

For 2007 compensation, the expected value of long-term incentives represented approximately 45 percent of the target total direct compensation for the CEO and approximately 32 percent on average for the other Named Executive Officers.

Stock Options. Since 2006, the committee has made stock option grants under the Restated Stock Option Plan annually, rather than every two years as was our prior practice. The smaller annual stock option awards vest equally over four years rather than three years. Except in cases of grants of options made to attract new employees, option and performance share grants are made by the committee at its meeting each February. This is the same time the committee considers and approves changes in all of the other components of executive compensation, thus having the benefit of considering the relative value of all components of pay (base salary and short- and long-term incentives) at once, as well as reviewing the consultant’s annual updated competitive compensation analysis. The exercise price for stock options is set at 100 percent of the closing market price of our Common Stock quoted on the NYSE on the date of grant. The committee uses the same practice to establish stock option exercise prices for all employees receiving options. Option repricing is specifically prohibited under our Corporate Governance Standards and the committee has confirmed that there have never been any instances of back-dating stock options.

It is the committee’s policy to grant non-statutory stock options under the Internal Revenue Code and the related regulations so that any such compensation recognized upon the exercise of options will be tax deductible by NW Natural. The shareholders have previously approved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and the plan provisions are designed to satisfy the other requirements for performance-based compensation so that compensation related to the exercise of options granted under this Plan would not be subject to the $1 million limitation on tax-deductible compensation.

Among the factors the committee considers in determining the number of options to be granted to the CEO, and the CEO considers when making recommendations for the other Named Executive Officers, are:

•	the total long-term competitive market compensation data provided by the consultant;

•	the executive’s relative position and level of responsibility within NW Natural;

•	the performance of the executive during the prior period;

•	the number of options needed to ensure that executives are focused on absolute share price appreciation over the long-term; and

•	the executive’s target ownership of NW Natural Common Stock (see “Stock Ownership Guidelines,” above).

Considering these factors, the grants were made to the Named Executive Officers in 2007 as shown in the “Grants of Plan-Based Awards During 2007” table, below. Mr. Kantor’s option grant increased from 3,000 shares in 2006 to 7,000 shares in 2007 primarily due to an increase in his operational accountabilities. Option grant levels in 2007 for Mr. Dodson and Ms. Doolittle were unchanged from 2006. Option grant levels for each of Mr. Anderson and Ms. Kirkpatrick decreased by 1,000 shares reflecting that due to the appreciation of our stock price between 2006 and 2007, fewer shares were needed to deliver the expected target value based on median market data from the consultant.

Outside of the regular schedule for stock option grants, from time to time the committee grants a limited number of stock options to newly-hired executives and senior managers. No such new hire grants occurred in 2007.

Performance Shares. The second component of our executives’ long-term compensation program is provided through a performance share program under our Long-Term Incentive Plan. The purpose of the performance share program is to provide a means for rewarding executives for their success in driving long-term performance results which increase shareholder value. This component is also designed to encourage ownership of our stock by our executives. All of the Named Executive Officers participate in the performance share program. However, since Ms. Kirkpatrick’s participation commenced in 2006, she was not eligible for an award for the 2005-2007 performance period.

In February 2007, each Named Executive Officer received a performance share award to be earned over a three-year performance period (2007-2009). The threshold (minimum award other than no award), target and maximum performance share awards approved by the committee for the Named Executive Officers in 2007 were primarily based on the consultant’s analysis considering competitive opportunities for comparable executive positions and consideration of the level of expected value provided by the program as a percentage of the participant’s total direct compensation opportunity. In 2007 Mr. Dodson’s performance share award decreased by 2,000 shares compared to his award in 2006 and Mr. Anderson’s award decreased by 500 shares compared to his award in 2006. In these instances, market data demonstrated that the size of these grants could be reduced because the market value of our Common Stock had increased and therefore fewer shares were needed to deliver the expected target value. Mr. Kantor’s performance share award increased from 3,000 shares in 2006 to 4,500 shares in 2007, reflecting his promotion to Executive Vice President, the corresponding increase in his operational responsibilities and the related change in the market survey data considered to reflect those changes. The portion of the award related to the total shareholder return component, described below, is included in the “Grants of Plan-Based Awards During 2007” table, below.

The performance criteria used for the three most recent three-year performance cycles, 2005-2007, 2006-2008 and 2007-2009, were based on two primary factors: total shareholder return (weighted 75 percent of the total award) and performance milestones relative to our core and non-core strategic plan goals (weighted 25 percent of the total award).

Total Shareholder Return Component. Seventy-five percent of the award is based on total shareholder return relative to a peer group of 10 gas utility companies. The committee selected the peer group companies because of their comparability to us both in terms of size and the nature of their business. This peer group differs from the group included in the total shareholder return table appearing in our 2007 Annual Report to shareholders in that it focuses on local gas distribution companies instead of a broader group of energy companies. The peer group consists of AGL Resources Inc., Atmos Energy Corporation, South Jersey Industries, Inc., The Laclede Group Inc., New Jersey Resources Corporation, Nicor Inc., Vectren Corproation, Piedmont Natural Gas Company Inc., Southwest Gas Corporation and WGL Holdings, Inc. This peer group is used exclusively for this program, but some or all of these companies may also be included in the survey data used by the consultant and in the total shareholder return table included in our 2007 Annual Report. If over the course of the cycle a peer company ceases to exist, an alternative peer company is substituted from a pre-established alternate peer list. Total shareholder return is the return a shareholder earns over a specified period of time, in this case the three-year performance period. Total shareholder return, expressed as an annual percentage, measures the change in share price, assuming dividends are reinvested, and is what we might expect a shareholder to receive from his or her ownership in NW Natural. The value at the end of the period is determined based on the three-month average daily closing price prior to the end of the performance period compared to the three months immediately prior to the start of the performance period. This measure was determined by the committee to best align the interests of management with those of the shareholders. We must achieve a minimum average of 6 percent total shareholder return per year (a cumulative total of 19.1 percent for the three-year cycle) over the three-year period before any awards can be earned under this component and must perform on par with the fourth ranked peer company to earn the target award.

The following table shows the total shareholder return component factors we use to determine NW Natural’s factor for total shareholder return compared to rankings for companies in the peer group:

Total Shareholder Return Ranking	Total Shareholder Return Component Factor
10	0%
9	0%
8	25%
7	25%
6	50%
5	75%
4	100%
3	125%
2	150%
1	200%

For the 2005 to 2007 cycle, our total shareholder return performance exceeded all of the companies in the peer group, resulting in a maximum total shareholder return component factor of 200 percent.

Strategic Component. The remaining 25 percent of any performance share award is subjective and determined at the discretion of the committee at the end of the three-year performance cycle. Among other things, the committee considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the committee prior to the beginning of the cycle. Factors considered by the committee include, but are not limited to:

•	financial measures, including the earnings per share contribution of new residential and commercial customers, return on invested capital and return on equity;

•	non-core growth measures relating to acquisition opportunities, gas storage and pipeline and gas supply projects; and

•	workforce development and succession planning matters.

The following formula is used to determine the performance share factor at the end of the three-year performance period. This factor is then applied to the target awards for each award recipient.

[				]		[				]
	Strategic Component Factor	X	25%		+		Total Shareholder Return Component Factor	X	75%		=	Performance Share Factor
	(0-200%)						(0-200%)

At the end of the 2005-2007 program term, the committee determined the degree to which the strategic goals were achieved and assigned a strategic component factor of 200 percent, indicating that the strategic component factor was exceeded based on its subjective assessment of earnings per share performance, management’s business development activities and milestones achieved in workforce development and succession planning over the three years being assessed. Further, in the committee’s decision to assign the maximum level to the strategic component, the committee considered management’s performance in executing its business process redesign, which was considered to be instrumental in achieving NW Natural’s 5 percent annual earnings growth targets, outstanding customer service as recognized by J.D. Powers & Associates and the regulatory leadership and achievements of NW Natural. The portion of the award related to the Strategic Component is not included in the “Grants of Plan-Based Awards During 2007” table because this amount of the award is largely based on the committee’s subjective determinations rather than the achievement of specific performance targets.

Because the committee’s determination as to the achievement of this portion of the award is discretionary, amounts paid to the Named Executive Officers may not be tax deductible under Section 162(m) of the Internal Revenue Code (see “Regulatory, Tax and Accounting Considerations,” below).

Total 2007 Performance Shares. The combination of the total shareholder return component factor (at 200 percent, weighted 75 percent) and the strategic component factor (at 200 percent, weighted 25 percent) for the 2005-2007 cycle resulted in a total performance share factor of 200 percent of target. For actual 2007 award amounts, see the “Option Exercises and Stock Vested During 2007” table, below.

Perquisites

During 2007, all executives, including the Named Executive Officers, received an automobile allowance. In addition, some of the executives were provided social club memberships. These perquisites had been common to the industry and were designed to aid in our ability to attract executives and provide additional compensation through the availability of benefits that are convenient for executives to use when faced with the demands of their positions.

In December 2007, the committee reviewed its perquisite policy and decided to eliminate executive perquisites. The committee acknowledged that while most utilities continue to provide some level of perquisites, many general industry companies are moving away from this practice as these benefits are not provided to all employees. The committee recognized the value of perquisites, but determined to instead provide more direct forms of compensation. Further, the committee considered the challenges associated with the administrative effort associated with tracking perquisites for disclosure purposes.

At the time of the elimination of perquisites, the Board, upon the committee’s recommendation, approved a one-time increase in base salaries, beginning in 2008, to assist executive officers with the transition away from perquisites. At that time the committee considered our executives’ total compensation relative to executives at peer companies with similar responsibilities. The committee also acknowledged that the perquisites had assisted the executives in carrying out the business requirements of the job and that there would be a financial loss during this transition away from perquisites. The increase in base salary, which varied by the level of the executive, generally represented the approximate amount of financial loss to each executive including consideration for taxes on a portion of the increase (See “Compensation Programs—2007 Base Salaries,” above). In addition, Mr. Kantor, Mr. Anderson and Ms. Doolittle were asked to join certain social clubs to remain connected with the business community and were compensated for the purpose of satisfying their initial membership fees.

The committee acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to exceed $10,000 for any one Named Executive Officer.

Executive Health and Welfare Benefits

Executives are entitled to the same health and welfare benefits offered to all non-bargaining unit employees. In addition, in 2007 we provided a supplemental disability benefit and an accidental death and dismemberment travel insurance benefit, and we reimbursed executives for out-of-pocket expenses relating to annual physical exams. These supplemental benefits have been eliminated effective January 1, 2008.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

In general, when compared to non-utilities, the utility industry has historically provided a greater percentage of total remuneration in the form of retirement benefits, particularly in the form of defined benefit plans, rather than current cash compensation. All executives participate in the Retirement Plan for Non-Bargaining Unit Employees, our qualified defined benefit pension plan, on the same terms as other salaried employees. We maintain non-qualified defined benefit plans, supplemental retirement plans for executives, the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2007” table and the related narrative discussion.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the Named Executive Officers are eligible to participate. Our Retirement K Savings Plan (401K Plan) is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2007, see the “Non-Qualified Deferred Compensation in 2007” table, below.

Change in Control Severance Agreements

The Board considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of our company. In recognition of the possibility of a change in control of NW Natural and that such possibility, and the uncertainty and questions which it could raise among management may result in the departure or distraction of management personnel to our detriment, the Board has approved our entry into severance agreements with all of the Named Executive Officers. See “Potential Payments Upon Termination or Change in Control,” below.

In 2007, the committee reviewed all of the change in control features for the executive and director compensation plans and determined that the plan provisions and the protections in place were reasonable. After the numerous changes made in 2006, the only additional changes made by the committee were to establish a guideline that would reduce change in control severance benefits as an executive approaches age 65. This guideline has not yet been implemented in the agreements with officers.

Other Severance Agreements

In general, the committee prefers not to enter into non-change in control severance agreements. Accordingly, in February 2007, the committee established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment or after a change in control. The benefit for termination without cause absent a change in control is reduced over the term of the agreement, which cannot exceed five years. Currently, no executive officer has a non-change in control severance agreement.

Clawback Provisions

On two occasions in 2007 the committee considered the value of adopting a clawback policy or adding clawback provisions to its compensation plans or agreements in order to recapture compensation in the event of fraud, financial restatement or other malfeasance. The committee considered issues of enforceability of the provisions, how much discretion would need to be exercised, if any, the challenges of fairly documenting the provisions, and the value of such a provision. The committee concluded that protections beyond those provided by the Sarbanes-Oxley Act of 2002 were not necessary at this time but it intends to review the appropriateness of such provisions again in 2008.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

We fully assess the accounting and tax treatment of each form of compensation paid to the Named Executive Officers for both NW Natural and the individual executive. This is particularly important in a regulated business where we are allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while other elements of executive compensation, such as annual incentive awards and long-term performance shares, are typically shareholder expenses because the programs are designed to meet shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient customer service;
•	encourage management of construction, capital and operational costs, which helps to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Corporate Performance Goals,” above. Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the Oregon Public Utility Commission in 2003 and by the Washington Utilities and Transportation Commission in 2004. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Expenses Recovered in Rates	Expenses Not Recovered in Rates

Salaries	Stock Options

Qualified pension plan benefits	Executive Annual Incentive Plan

Qualified Retirement K Savings Plan matching	Long-Term Incentive Plan
contribution	Interest paid and matching contributions on
Health and welfare benefits	Deferred Compensation Plan for Directors and Executives

Interest paid on Executive Deferred Compensation Plan

Executive Supplemental Retirement Income Plan

Supplemental Executive Retirement Plan

Supplemental disability benefits

Change-in-control severance benefits

Non-change-in-control severance benefits

Perquisites (eliminated effective January 1, 2008)

Tax Deductibility of Compensation

In developing the executive compensation programs, the committee takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million per person the amount that may be deducted for compensation paid in any year to our CEO and certain other Named Executive Officers. Certain exceptions to this limitation apply to “performance-based compensation.” We have obtained shareholder approval of the Restated Stock Option Plan and the Long-Term Incentive Plan to qualify the exercise of non-statutory stock options and the payment of the non-discretionary portion of long-term incentive awards under the Long-Term Incentive Plan as performance-based so that compensation received would not be subject to the $1 million limitation. It is the committee’s policy to grant options that meet the requirements of the Internal Revenue Code and related regulations so that any such compensation recognized by an optionee will be fully-deductible, performance-based compensation. The non-discretionary portion of performance share long-term incentive awards granted by the committee is also generally intended to meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations so that any compensation paid under the non-discretionary portion of those awards should be fully deductible. Other than a nominal amount of compensation paid to our CEO, we do not expect any amounts paid to our Named Executive Officers in or for performance in 2007 to be considered non-deductible under Section 162(m).

COMPENSATION TABLES

Summary Compensation Table

The following is a summary of the compensation for our Named Executive Officers in 2007 and 2006. Only a portion of the executive compensation shown in this table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives that are designed to improve service to our customers. For further discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON- EQUITY INCENTIVE PLAN COMPENSA- TION [1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSA- TION EARNINGS[4] ($)	ALL OTHER COMPENSA- TION[5] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark S. Dodson	2007	$544,167	$119,232	$798,958	$286,933	$280,768	$2,746,717	$117,664	$4,894,439
Chief Executive Officer	2006	512,499	96,735	567,968	93,197	276,265	762,143	67,726	2,376,533
Gregg S. Kantor	2007	286,500	54,682	240,590	18,504	149,318	255,807	124,628	1,130,029
President and Chief Operating Officer	2006	183,083	22,907	161,075	16,285	69,093	91,237	39,407	583,087
David H. Anderson	2007	302,000	45,441	341,726	26,532	124,559	11,024	56,925	908,207
Senior Vice President and Chief Financial Officer	2006	285,542	40,834	167,451	53,117	123,166	16,690	49,086	735,886
Lea Anne Doolittle	2007	201,167	23,210	132,952	10,682	62,790	104,840	95,013	630,654
Senior Vice President	2006	181,067	20,421	107,384	14,306	58,579	83,618	36,666	502,041
Margaret D. Kirkpatrick	2007	227,833	22,553	152,281	35,797	70,447	22,512	25,827	557,250
Vice President and General Counsel	2006	215,833	22,156	18,630	27,314	69,844	24,967	37,822	416,566

[1]

The total bonus paid to each Named Executive Officer under our Executive Annual Incentive Plan for performance in 2007 is equal to the sum of the amounts shown in column (d) and column (g). Amounts constituting the discretionary portion of bonuses under the plan are included as bonuses in column (d). Mr. Dodson received an additional discretionary special bonus of $16,000 in recognition of outstanding performance, which is included in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are included as non-equity incentive plan compensation in column (g).

[2]

Amounts shown in column (e) represent the amount of compensation expense recognized under Statement of Financial Accounting Standards (SFAS) No. 123R, “Share Based Payment” (FAS 123R) in 2007 with respect to performance share awards granted in 2007, 2006 and 2005, and in 2006 with respect to performance share awards granted in 2006, 2005 and 2004, disregarding estimated forfeitures. However, because her employment commenced after the beginning of certain award periods, the amount shown for Ms. Kirkpatrick reflects only the expense recognized under FAS 123R in 2006 and 2007 related to the 2006 and 2007 awards. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The portion of each performance share award based on relative total shareholder return (75 percent of target award) is considered to be subject to a market condition under FAS 123R, so the fair value of this portion of each award as of each applicable measurement date was calculated using a binomial pricing model. For the remaining portion of each performance share award subject to strategic performance milestones (25 percent of target award), the amount of expense is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the Common Stock on the applicable measurement date plus the estimated dividends to be paid on a share over the three-year performance period. The performance share awards granted in 2006 and 2007 were classified as liability awards under FAS 123R as of December 31, 2007, because recipients could elect to defer such shares into cash accounts under our deferred compensation plan. Accordingly, the amounts expensed for these awards in 2007 are based on the fair values of these awards as of December 31, 2007. The deferral election under our deferred compensation plan for the performance share awards granted in 2005 was required to be completed at December 31, 2006. Accordingly, the portions of such performance share awards for which deferral into a cash account was not elected were classified as equity awards under FAS 123R at January 1, 2007 with the amounts expensed in 2007 for these awards being based on their fair value as of that measurement date. The performance share awards granted in 2005 that were elected to be deferred into cash accounts continued to be classified as liability awards, and amounts expensed in 2007 were based on fair value as of December 31, 2007.

For Mr. Anderson, the amount in column (e) also includes expense related to his restricted stock award granted in 2004. Total compensation expense for restricted stock is equal to the grant date fair value of the shares and is recognized ratably over the five-year vesting period. The assumptions used in determining the grant date fair values of awards under FAS 123R are disclosed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
[3]

Amounts shown in column (f) represent the amount of compensation expense recognized under FAS 123R with respect to options, disregarding estimated forfeitures. Total compensation expense for an option award is equal to the grant date fair value of the option estimated using the Black-Scholes option pricing model, which is recognized ratably over the four-year vesting period. In 2007, Mr. Dodson became eligible for accelerated vesting of his options upon retirement and, accordingly, recognition of all compensation expense related to his options was accelerated into 2007. The assumptions used in determining the grant date fair values of options under FAS 123R are disclosed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

[4]

The amounts included in column (h) as the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans during 2007 were: $2,734,506 for Mr. Dodson, $254,432 for Mr. Kantor, $10,979 for Mr. Anderson, $103,010 for Ms. Doolittle and $22,512 for Ms. Kirkpatrick. The large change in the actuarial present value for Mr. Dodson is primarily due to the terms of his employment agreement under which he received a substantial increase in his benefit under our Executive Supplemental Retirement Income Plan by remaining employed through December 31, 2007. See “Pension Benefits as of December 31, 2007—Executive Supplemental Retirement Income Plan.” Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2007 were: $12,211 for Mr. Dodson, $1,375 for Mr. Kantor, $45 for Mr. Anderson, $1,830 for Ms. Doolittle and $0 for Ms. Kirkpatrick. For this purpose, interest credited each quarter is considered above-market to the extent such interest exceeds 120 percent of the applicable long-term federal rates, with quarterly compounding, for the three months in the prior quarter.

The amounts included in column (h) as the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans during 2006 were: Mr. Dodson, $753,093; Mr. Kantor, $90,328; Mr. Anderson, $16,277; Ms. Kirkpatrick, $24,967; and Ms. Doolittle, $82,383. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2006 were: Mr. Dodson, $9,050; Mr. Kantor, $909; Mr. Anderson, $413; Ms. Kirkpatrick, $0; and Ms. Doolittle, $1,235.
[5]

All Other Compensation includes: (i) perquisites, (ii) tax gross up amounts for club initiation fees, (iii) the employee portion of the Medicare Hospital Insurance Tax liability paid by NW Natural on the present value increase of participants’ benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by NW Natural and (iv) matching contributions under the qualified and non-qualified defined contribution plans. See the “All Other Compensation” table, below.

All Other Compensation (column (i)) in the Summary Compensation Table for 2007 consists of the following:

All Other Compensation

Name	Perquisites[1]	Tax Gross Up on Selected Perquisites[2]	Medicare Tax on Present Value Increase in ESRIP Benefit	Matching Contributions under Qualified Deferred Compensation Plans (401K)	Matching Contributions under Non-Qualified Deferred Compensation Plans	Total
Mark S. Dodson	$33,051	$—	$51,595	$8,100	$24,918	$117,664
Gregg S. Kantor	74,904	30,205	2,826	8,100	8,593	124,628
David H. Anderson	34,099	5,492	—	8,100	9,234	56,925
Lea Anne Doolittle	59,088	23,066	647	7,884	4,328	95,013
Margaret D. Kirkpatrick	17,727	—	—	8,100	—	25,827

[1]

Amounts for the year 2007 include: (i) car allowances; (ii) social club dues; (iii) membership initiation fees ($57,112 for Mr. Kantor, $15,182 for Mr. Anderson and $44,005 for Ms. Doolittle); (iv) spousal travel, attendance at company-sponsored events and incidental gifts; (v) supplemental disability insurance premiums; and (vi) accidental death and dismemberment insurance premiums.

[2]	Amounts consist of tax gross up payments related to amounts paid to the executive to cover one-time social and recreational club initiation fees.

GRANTS OF PLAN-BASED AWARDS DURING 2007

The following table includes grants of annual incentive awards, stock options and long-term incentive awards granted to our Named Executive Officers during 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award ($)[4]
		Thresh- old($)	Target($)	Maxi- mum($)	Thresh- old(#)	Target(#)	Maxi- mum(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Mark S. Dodson	2/21/07	—	—	—	—	—	—	23,000	$44.48	$176,157
		—	$206,250	$309,375	—	—	—	—	—	—
	2/21/07	—	—	—	2,470	13,000	26,000	—	—	414,655
Gregg S. Kantor	2/21/07	—	—	—	—	—	—	7,000	44.48	53,613
		—	109,688	164,531	—	—	—	—	—	—
	2/21/07	—	—	—	855	4,500	9,000	—	—	143,535
David H. Anderson	2/21/07	—	—	—	—	—	—	7,000	44.48	53,613
		—	91,500	137,250	—	—	—	—	—	—
	2/21/07	—	—	—	855	4,500	9,000	—	—	143,535
Lea Anne Doolittle	2/21/07	—	—	—	—	—	—	3,000	44.48	22,977
		—	46,125	69,188	—	—	—	—	—	—
	2/21/07	—	—	—	380	2,000	4,000	—	—	63,793
Margaret D. Kirkpatrick	2/21/07	—	—	—	—	—	—	4,000	44.48	30,636
		—	51,750	77,625	—	—	—	—	—	—
	2/21/07	—	—	—	570	3,000	6,000	—	—	95,690

[1]

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the Executive Annual Incentive Plan is interpolated down to a zero payout. See “Executive Annual Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2007 and paid in 2008 are reflected in column (g) of the Summary Compensation Table.

[2]

Share amounts represent potential performance share awards granted pursuant to the terms of the Long-Term Incentive Plan (LTIP). See “Long-Term Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $4.15 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the LTIP. Portions of the expense related to these grants are included in column (e) of the Summary Compensation Table.

[3]

Stock options granted on February 21, 2007 pursuant to the Restated Stock Option Plan vest in four equal installments on February 21, 2008 and January 1, 2009, 2010 and 2011. Vesting will be accelerated upon death, disability or retirement as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years and seven days, subject to earlier termination in connection with a termination of the optionee’s employment.

[4]

Amounts shown in column (l) for option awards represent the grant date fair value of the options calculated using a Black-Scholes option pricing model. The portion of each performance share award under the LTIP based on relative total shareholder return (75 percent of target award) is considered to be subject to a market condition under FAS 123R, so the amounts shown for that portion represent the fair value as of the grant date calculated using a binomial pricing model. Amounts shown for the remaining portion of each performance share award subject to strategic performance milestones (25 percent of target award) represent the target number of shares multiplied by the sum of the closing market price of the Common Stock on the grant date plus the estimated dividends to be paid on a share over the three-year performance period. The values used for option awards are the same as those used under FAS 123R. The assumptions used in determining option values are described in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. The performance share awards were classified as liability awards under FAS 123R as of December 31, 2007, and therefore the fair values of such awards used for determining expense under FAS 123R are updated at each reporting period.

Compensation and Award Table Discussion

Executive Annual Incentive Plan Awards

Payment of awards under the Executive Annual Incentive Plan is contingent upon meeting predetermined individual and corporate performance goals. Depending upon position, performance and the other factors considered by the committee, the Named Executive Officers may earn from 30 percent to 50 percent of base salary if the prescribed corporate and individual performance goals are met, or up to 45 percent to 75 percent of base salary if these goals are exceeded. At the beginning of each year, weighted performance goals are established and, at year-end, performance is measured against these goals. Actual results are considered by the committee in determining the amounts to be awarded, if any. For further discussion regarding the Executive Annual Incentive Plan, including the components of corporate and individual performance, see “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above.

Long-Term Incentive Plan Awards

The committee makes annual performance share awards under the Long-Term Incentive Plan payable in Common Stock based on our performance over three-year performance cycles. Target awards are determined by the committee for each participant. Executives are limited to a maximum performance share award equal to 200 percent of the target award.

The committee establishes corporate performance measures based on total shareholder return relative to our peer group, with a minimum required return of 6 percent per year for the cycle (75 percent of award) and performance milestones relative to our core and non-core strategic plans (25 percent of award). At the end of the cycle, the committee determines whether the strategic performance milestones were achieved and assigns a factor ranging between 0 percent and 200 percent. As a general guideline, if we achieve the targets as stated, each component factor would be 100 percent. A participant generally must be employed by NW Natural at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments on the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by NW Natural during the performance period. For further discussion regarding the terms of the performance shares, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above.

Restricted Stock Grants. The Long-Term Incentive Plan also provides the committee the ability to grant restricted stock awards. Typically, restricted stock awards are used in special, limited circumstances such as new hire grants and retention or special recognition awards. The committee infrequently makes restricted stock grants since our long-term incentive program is heavily-weighted to performance shares under the Long-Term Incentive Plan, which provides stock incentives that are linked to performance. The committee believes that, in many cases, restricted stock would be a redundant incentive.

Two restricted stock awards are outstanding under the Long-Term Incentive Plan which have not fully vested, including one previously made to a retired executive. In September 2004, a grant of 5,000 restricted shares was made to Mr. Anderson in connection with his joining NW Natural as Chief Financial Officer. The award, which vests over a five-year period, is contingent upon Mr. Anderson’s continued employment with NW Natural. Restricted stock award recipients receive dividends on the full number of restricted shares awarded prior to vesting. Dividends paid on unvested shares are treated as ordinary income for tax purposes.

Employment Agreements

On July 2, 1997, NW Natural entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Effective January 1, 2003, the agreement was extended to December 31, 2007 and modified to reflect his appointment as President and CEO. Under this agreement, we modified the service requirements applicable to Mr. Dodson for purposes of the Executive Supplemental Retirement Income Plan (the ESRIP). Accordingly, Mr. Dodson became vested and eligible under the ESRIP for supplemental benefits at the 65 percent of final annual compensation level upon termination of his employment for any reason on or after December 31, 2007. Other terms of Mr. Dodson’s employment agreement have lapsed or are incorporated into the terms of the other plans or agreements with Mr. Dodson. On September 27, 2007, Mr. Dodson’s employment agreement was further amended to extend the term of the agreement indefinitely.

None of the other Named Executive Officers have written employment agreements. The committee prefers not to enter into employment contracts and has not authorized an executive employment contract since Mr. Dodson’s agreement in 1997. The committee will attempt to avoid establishing employment contracts for new executive officers and will utilize other methods as necessary to attract new executives.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table includes all of the outstanding equity awards held by our Named Executive Officers at December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)
Mark S. Dodson	— 5,750 30,000 —	23,000 17,250 — —	[3] [4]	$44.48 34.29 31.34 —	2/28/2017 2/29/2016 3/04/2014 —	— — — —	— — — —	— — — 28,000	$ — — — 1,362,480
Gregg S. Kantor	— 750 6,000 2,000 —	7,000 2,250 — — —	[5] [6]	44.48 34.29 31.34 26.30 —	2/28/2017 2/29/2016 3/04/2014 3/05/2012 —	— — — — —	— — — — —	— — — — 7,500	— — — — 364,950
David H. Anderson	— 2,000 16,000 — —	7,000 6,000 — — —	[5] [7]	44.48 34.29 32.02 — —	2/28/2017 2/29/2016 9/27/2014 — —	— — — 2,000 —	$ — — — 97,320 —	— — — — 9,500	— — — — 462,270
Lea Anne Doolittle	— 750 3,000 —	3,000 2,250 — —	[8] [6]	44.48 34.29 31.34 —	2/28/2017 2/29/2016 3/04/2014 —	— — — —	— — — —	— — — 4,000	— — — 194,640
Margaret D. Kirkpatrick	— 1,250 4,000 —	4,000 3,750 2,000 —	[9] [10] [11]	44.48 34.29 38.30 —	2/28/2017 2/29/2016 8/03/2015 —	— — — —	— — — —	— — — 6,000	— — — 291,960

Column (d) was deleted as it is not applicable.

[1]	Amounts are calculated based on the price of $48.66, the closing market price on the NYSE on December 31, 2007.
[2]

All share amounts are based on target level awards of performance shares eligible to be earned under the Long-Term Incentive Plan (LTIP) upon achievement of performance objectives, which is determined to be the most probable level of payout other than no award. The actual number of shares issuable will be determined by the committee at the end of the three-year performance cycles ending December 31, 2008 and 2009. Amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives,” above.

[3]	Option vests over four years. Option on 5,750 shares becomes exercisable on each of February 21, 2008 and January 1, 2009, 2010 and 2011.
[4]

Option vests over four years. Option on 5,750 shares became exercisable on February 22, 2007 and options on an additional 5,750 shares will become exercisable on each of January 1, 2008, 2009 and 2010.

[5]	Option vests over four years. Option on 1,750 shares becomes exercisable on each of February 21, 2008, January 1, 2009, 2010 and 2011.
[6]	Option vests over four years. Option on 750 shares became exercisable on each of February 22, 2007 and an additional 750 shares becomes exercisable on each of January 1, 2008, 2009 and 2010.

[7]	Option vests over four years. Option on 2,000 shares became exercisable on each of February 22, 2007 and an additional 2,000 shares becomes exercisable on each of January 1, 2008, 2009 and 2010.
[8]	Option vests over four years. Option on 750 shares becomes exercisable on each of February 21, 2008, anuary 1, 2009, 2010 and 2011.
[9]	Option vests over four years. Option on 1,000 shares becomes exercisable on each of February 21, 2008, January 1, 2009, 2010 and 2011.
[1][0]

Option vests over four years. Option on 1,250 shares became exercisable on February 22, 2007 and options on an additional 1,250 shares will become exercisable on each of January 1, 2008, 2009 and 2010.

[11]	Remaining shares will become exercisable on January 1, 2008.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Mark S. Dodson	—	—	20,000	$1,056,200
Gregg S. Kantor	2,500	123,828	6,000	316,860
David H. Anderson	—	—	11,000	573,800
Lea Anne Doolittle	—	—	4,000	211,240
Margaret D. Kirkpatrick	—	—	—	—

[1]

Amounts represent performance share awards earned by the Named Executive Officers for the three-year award cycle 2005-2007 under the Long-Term Incentive Plan (LTIP), but unpaid as of the fiscal year-end and are based on a price of $48.66, the closing market price on the NYSE on December 31, 2007. The award paid at 200 percent of the target level incentive based upon total shareholder return performance and strategic results. See “Compensation Programs—Long-Term Incentives—Performance Shares,” above. Ms. Kirkpatrick was not employed by us at the beginning of this award cycle and therefore was not eligible for receipt of an award. The number of shares actually paid was determined by the committee on February 27, 2008. Value realized includes cash for dividend equivalents of $4.15 per share based on dividends per share paid by us during the performance period as follows: Dodson, $83,000; Kantor, $24,900; Anderson, $41,500; and Doolittle, $16,600. Receipt of the following amounts under performance share awards was deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Kantor, 1,500 shares valued at $63,165 and $6,225 of dividend equivalents; Mr. Anderson, 1,000 shares valued at $42,110 and $4,150 of dividend equivalents; Ms. Doolittle, 600 shares valued at $25,266 and $0 of dividend equivalents. See “Non-Qualified Deferred Compensation in 2007” for a discussion of the terms of this plan. For Mr. Anderson, the amount also includes 1,000 restricted stock shares that vested on October 1, 2007. The closing market price of NW Natural Common Stock on the NYSE on September 28, 2007, the last business day preceding the vesting date of October 1, 2007, was $45.70. Mr. Anderson elected to defer receipt of 100 shares valued at $4,570 under our Deferred Compensation Plan.

PENSION BENEFITS AS OF DECEMBER 31, 2007

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Mark S. Dodson	62	Retirement Plan for Non-Bargaining Unit Employees	10.25	$608,764

		Executive Supplemental Retirement Income Plan	10.25	5,224,284

		Deferred Compensation Plan Supplemental Annuity	10.25	0

Gregg S. Kantor	50	Retirement Plan for Non-Bargaining Unit Employees	11.25	267,077

		Executive Supplemental Retirement Income Plan	9.92	361,975

		Deferred Compensation Plan Supplemental Annuity	11.25	2,082

David H. Anderson	46	Retirement Plan for Non-Bargaining Unit Employees	3.25	46,780

		Supplemental Executive Retirement Plan	3.25	0

		Deferred Compensation Plan Supplemental Annuity	3.25	0

Lea Anne Doolittle	52	Retirement Plan for Non-Bargaining Unit Employees	7.17	152,483

		Executive Supplemental Retirement Income Plan	7.17	176,043

		Deferred Compensation Plan Supplemental Annuity	7.17	3,874

Margaret D. Kirkpatrick	53	Retirement Plan for Non-Bargaining Unit Employees	2.50	58,492

		Supplemental Executive Retirement Plan	2.50	0

		Deferred Compensation Plan Supplemental Annuity	2.50	0

[1]

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2007 of the pension benefits of the Named Executive Officers under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans (or immediately if already at or over such age). Mr. Kantor’s years of service under the Executive Supplemental Retirement Income Plan are based on his years of service since becoming eligible to participate under the plan. The actuarial present value was calculated assuming all participants are fully vested, and using the RP-2000 Combined Healthy mortality table and a discount rate of 6.87 percent for the Supplemental Executive Retirement Plan and 6.76 percent for the other pension plans, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2007.

Retirement Plan for Non-Bargaining Unit Employees

The Retirement Plan for Non-Bargaining Unit Employees (NBU Plan) is our qualified pension plan covering all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the NBU Plan was closed to new participants). Eligible employees commence participation in the NBU Plan after one year of service and become 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last ten years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives and any amounts deferred under our non-qualified deferred compensation plans. In addition, as of December 31, 2007, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the NBU Plan to $225,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Dodson and Kantor), a supplemental annuity is provided under the NBU Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000, and which is 0.635 percent for Mr. Dodson and 0.295 percent for Mr. Kantor) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (4 percent per year) for each month that the benefit commencement date precedes age 62. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2007, Mr. Dodson was eligible for normal retirement benefits, but no other Named Executive Officer was eligible for early or normal retirement benefits under the NBU Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the NBU Plan excludes amounts deferred under our non-qualified deferred compensation plans, consisting of our Executive Deferred Compensation Plan (EDCP) and Deferred Compensation Plan for Directors and Executives (DCP), which are described below under “Non-qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under these plans during a participant’s last ten years of employment may result in a reduction in benefits payable under the NBU Plan unless the participant’s total annual compensation in each of those years is over the limit ($225,000 in 2007) imposed by the Internal Revenue Code. In recognition of this possible loss of NBU Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the NBU Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the NBU Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the NBU Plan if the participant had not deferred compensation under the EDCP and/or the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including all of the Named Executive Officers other than Mr. Anderson and Ms. Kirkpatrick. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) NBU Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the EDCP and/or the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any three consecutive compensation years in the last 10 years of employment. Long-term compensation is excluded from the definition of final average compensation.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Messrs. Dodson and Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. Mr. Dodson’s employment agreement modifies the ESRIP and provides that if his service continues until December 31, 2007 (which it now has), his target annual ESRIP benefit would be 65 percent of his final average compensation. A normal retirement benefit equal to the target benefit reduced by NBU Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 1/2 percent per month (6 percent per year) for each month that the benefit commencement date precedes age 62.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become executive officers after September 1, 2004, including Mr. Anderson and Ms. Kirkpatrick. Participants must complete five years of service before becoming 100 percent vested in SERP benefits, so neither Mr. Anderson nor Ms. Kirkpatrick is currently vested. Under the SERP, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s NBU Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive years in the last ten years of employment.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of NBU Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP normal retirement benefit reduced by 5/12 percent per month (5 percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

NON-QUALIFIED DEFERRED COMPENSATION IN 2007

Name	Plan Name	Executive Contributions in 2007[1]	NW Natural Contributions in 2007[1]	Aggregate Earnings in 2007[1]	Aggregate Withdrawals/ Distributions in 2007	Aggregate Balance at 12/31/2007[1]
Mark S. Dodson	EDCP	$—	$—	$42,191	$—	$552,873
	DCP	186,500	24,918	26,005	—	510,993
Gregg S. Kantor	EDCP	—	—	4,472	—	58,600
	DCP	75,421	8,593	5,225	—	116,972
David H. Anderson	EDCP	—	—	474	—	3,942
	DCP	45,264	9,234	10,496	—	116,374
Lea Anne Doolittle	EDCP	—	—	8,933	—	98,061
	DCP	81,486	4,328	5,989	—	122,798
Margaret D. Kirkpatrick	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—

[1]

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above in columns (c) and/or (i) for 2007 and columns (d), (e) and/or (g) for 2006. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each Named Executive Officer is set forth in footnote 4 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Dodson, $836,519; Mr. Kantor, $131,557; Mr. Anderson, $104,855; Ms. Doolittle, $167,398; and Ms. Kirkpatrick, $0. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a Named Executive Officer.

Non-qualified Deferred Compensation Plans

We currently maintain two non-qualified deferred compensation plans for executive officers: the Executive Deferred Compensation Plan (the EDCP) and the Deferred Compensation Plan for Directors and Executives (the DCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2007 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of awards under our Long-Term Incentive Plan, including both restricted stock and long-term incentive awards. We make matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) plan or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) plan if the participant had been able to fully participate in that plan.

All amounts deferred under the EDCP or the DCP are credited to either a “stock account” or a “cash account” as elected by the participants. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. Accordingly, the rate of earnings on stock accounts in 2007 was approximately 3.1 percent, representing dividends paid per share in 2007 as a percentage of the average closing market price of our Common Stock during 2007. Cash accounts under the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a 6 percent minimum rate. The average interest rate paid on EDCP cash accounts in 2007 was 8.02 percent. Cash accounts under the DCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield without the additional two percentage points or the 6 percent minimum. The average interest rate paid on DCP cash accounts in 2007 was 6.02 percent.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, ten or fifteen years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance. No withdrawals or distributions were made by the Named Executive Officers during 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of NW Natural, although certain of the benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common Stock,
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors, and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if (i) a change in control had occurred on December 31, 2007 and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Long-Term Incentive Plan Acceleration[3]	Restricted Stock Acceleration[4]	Additional Lump Sum SERP Benefit[5]	Total Lump Sum Payments[6]	Additional Annual ESRIP Benefit[7]
Mark S. Dodson	$750,000	$—	$—	$—	$—	$750,000	$—
Gregg S. Kantor	802,667	27,799	285,863	—	—	1,116,329	62,446
David H. Anderson	872,667	30,246	388,843	97,320	172,766	1,561,842	—
Lea Anne Doolittle	542,000	30,251	161,377	—	—	733,628	41,841
Margaret D. Kirkpatrick	634,000	23,891	242,065	—	126,966	1,026,922	—

[1]

Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement providing for, among other things, cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for Mr. Dodson is equal to $750,000, and the cash severance benefit for each other Named Executive Officer is equal to two times the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination.

Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. None of the amounts in the above table have been reduced in accordance with this provision.
[2]

Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers other than Mr. Dodson also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each officer as of December 31, 2007.

[3]

Long-Term Incentive Plan Acceleration. As described above under the “Grants of Plan-Based Awards During 2007” table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives,” we granted long-term incentive awards to the Named Executive Officers in February 2007 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2007 to 2009. Similar awards were granted in February 2006 to the Named Executive Officers under which Common Stock (and dividends) will be issued based on our performance over the years 2006 to 2008. The award agreements for the awards granted in 2006 to all Named Executive Officers other than Mr. Dodson require us to issue within five days after a change in control the target number of shares under each award for which the performance period has not yet expired. The award agreements for the awards granted in 2007 to all Named Executive Officers other than Mr. Dodson provide that upon a change in control (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, and (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies, actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration. These payments are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the target number of shares for the awards made in February 2006 and the number of shares that would have been issued under the awards made in February 2007 based on stock performance through December 31, 2007, multiplied by a stock price of $48.66 per share, which was the closing price of our Common Stock on the last trading day of 2007, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2007.

[4]

Restricted Stock Acceleration. When Mr. Anderson commenced employment with us in September 2004, he received an award of 5,000 shares of restricted Common Stock that vests for 20 percent of the shares each year until fully vested. As of December 31, 2007, 2,000 shares of this award remain unvested. His award agreement provides that all unvested shares will immediately vest upon a change in control, whether or not his employment is terminated. The value of these shares in the table above is based on the same stock price referred to in Note 3 above.

[5]

Additional Lump Sum SERP Benefit. As discussed above in the text accompanying the “Pension Benefits” table, two of our Named Executive Officers are participants in the SERP, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP participant will become fully vested and receive three additional years of service for purposes of calculating their SERP benefit. As neither SERP participant currently has a vested right to any SERP benefit, the amounts in the table represent the full SERP benefits they would receive on termination following a change in control.

[6]	Total Lump Sum Payments. Amounts in this column equal the sum of the amounts in the five columns to its left.
[7]

Additional Annual ESRIP Benefit. As discussed above in the text accompanying the “Pension Benefits” table, three of our Named Executive Officers are participants in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant, other than Mr. Dodson, is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will become fully vested and receive three additional years of service for purposes of calculating his or her ESRIP benefit. In addition, the benefit reductions for commencement of ESRIP benefits prior to age 65 are reduced, from 6 percent for each year benefits commence prior to age 65 (applicable to participants like Mr. Kantor and Ms. Doolittle who are not yet eligible for early retirement) to 3 percent for each year benefits commence prior to age 62. The amounts in the table above represent the estimated additional annual ESRIP benefit each Named Executive Officer would receive due to the above benefit enhancements, based on commencement of benefits at age 55 as specified in the ESRIP. The actuarial present value of these additional annual benefits, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, is $569,032 and $441,724, for Mr. Kantor and Ms. Doolittle, respectively.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Anderson commenced employment with us in September 2004, he received an award of 5,000 shares of restricted Common Stock that vests for 20 percent of the shares each year until fully vested. As of December 31, 2007, 2,000 shares of this award remain unvested. His award agreement provides that all unvested shares will immediately vest if his employment is terminated as a result of death or disability. Accordingly, if Mr. Anderson’s employment had been terminated on December 31, 2007 as a result of death or disability, he would have become vested in shares with a value of $97,320 based on a stock price of $48.66 per share which was the closing price of our Common Stock on the last trading day of 2007.

As described above in the text accompanying the “Grants of Plan-Based Awards” table, we granted long-term incentive awards to the Named Executive Officers in February 2007 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2007 to 2009. Similar awards were granted in February 2006 under which Common Stock (and dividends) will be issued based on our performance over the years 2006 to 2008. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but provide that if employment terminates earlier as a result of death, disability or retirement the officer will be entitled to a pro-rated award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2007 as a result of death, disability or retirement, his or her target award for the 2007-2009 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2006-2008 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $48.66 per share and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each Named Executive Officer would be: Mr. Dodson, $758,188; Mr. Kantor, $185,161; Mr. Anderson, $255,670; Ms. Doolittle, $105,797; and Ms. Kirkpatrick, $158,695.

As of December 31, 2007, each Named Executive Officer held unexercisable options to purchase Common Stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of one year upon the death or disability of the officer. The stock option agreements also provide that all unexercisable options become fully exercisable for a maximum remaining term of three years if the officer terminates employment when eligible for normal or early retirement under our NBU Plan. The aggregate value as of December 31, 2007 of options held by each Named Executive Officer that would have become exercisable if death, disability or eligible retirement had occurred on that date, based on the positive spread (if any) between the exercise price of each option and a stock price of $48.66 per share, which was the closing price of our Common Stock on the last trading day of 2007, was: Mr. Dodson, $344,023; Mr. Kantor, $61,593; Mr. Anderson, $115,480; Ms. Doolittle, $44,873; and Ms. Kirkpatrick, $91,328.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2007

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[3]	Total ($)
(a)	(b)	(c)	(d)	(e)
Timothy P. Boyle	$69,000	$20,003	$11	$89,014
Martha L. Byorum	67,500	20,036	280	87,816
John D. Carter	88,000	19,997	15	108,012
C. Scott Gibson	78,500	19,997	2,165	100,662
Tod R. Hamachek	80,000	19,997	17,393	117,390
Randall C. Papé	75,500	19,997	1,479	96,976
Jane L. Peverett	38,408	0	11	38,419
George J. Puentes	35,408	0	5	35,413
Richard G. Reiten	138,750	20,005	23,889	182,644
Kenneth Thrasher	98,000	0	0	98,000
Russell F. Tromley	92,500	19,997	8,822	121,319

[1]

Except for amounts paid to Messrs. Reiten, Thrasher and Tromley and a portion of amounts paid to Ms. Peverett, all cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives.

[2]

Amounts shown in column (c) were calculated based on the compensation cost recognized over the service period using the actual cost of the vested shares purchased pursuant to the terms of the Non-Employee Directors Stock Compensation Plan (NEDSCP). All awards were outstanding prior to our adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006. The aggregate amount of unvested NEDSCP stock awards held by each director as of December 31, 2007 were as follows: Mr. Boyle, 650 shares; Ms. Byorum, 685 shares; Mr. Carter, 650 shares; Mr. Gibson, 650 shares; Mr. Hamachek, 650 shares; Mr. Papé, 650 shares; Ms. Peverett, 0 shares; Mr. Puentes, 0 shares; Mr. Reiten, 650 shares; Mr. Thrasher, 0 shares; and Mr. Tromley, 650 shares. In addition to the amounts shown in column (c), in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, shares were credited to certain directors’ accounts as of January 1, 1998. See “Directors Retirement Benefit,” below. As of December 31, 2007, balances in the retirement benefit accounts were as follows: Mr. Hamachek, 919 shares; Mr. Papé, 694 shares; Mr. Reiten, 1,522 shares; and Mr. Tromley, 1,415 shares.

[3]

Amounts in column (d) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the Deferred Compensation Plan for Directors and Executives through December 31, 2007. For Mr. Reiten, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan.

Non-employee Director Compensation Philosophy

The Organization and Executive Compensation Committee’s compensation philosophy for non-employee members of the Board of Directors is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The committee targets the compensation of Board members to be aligned with the middle of the market (50th percentile) for about 24 peer companies. The committee reviews Board compensation every two years and recommends adjustments to compensation only as necessary. Towers Perrin, the same consulting firm that assists the committee with executive compensation, provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the current pay components consist of a cash retainer, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board. However, some more senior Board members continue to receive a portion of their retainer fees pursuant to a stock retainer plan that was terminated at year-end 2004. All shares previously granted under that plan will be fully vested by the end of 2008. Further, a few senior Board members continue to vest in stock issued in lieu of benefits from a former retirement program that was terminated in 1998.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at the lesser of $300,000 or five times their annual retainer within five years of joining the Board, including amounts deferred pursuant to the plans described below. The committee last reviewed the progress of the directors in achieving these stock ownership objectives in February 2008 and concluded that all of the directors have achieved stock ownership goals or, for newer directors, have made satisfactory progress in achieving these goals given the time they have served on the Board.

Director Fees and Arrangements

Fees Paid in 2007

Effective January 1, 2007, following the Organization and Executive Compensation Committee’s 2006 review of the existing terms of compensation for non-employee directors and a review of a survey by the committee’s independent compensation consultant of compensation paid to non-employee directors of companies of comparable size, the Board of Directors modified the terms of compensation to be paid to non-employee directors. The modifications included an increase in the annual cash retainer, an extra annual cash retainer for the chair of the Organization and Executive Compensation Committee and an increase in committee meeting fees. The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer (new Board members and effective for all directors after 12/31/08):	$65,000
Extra Annual Cash Retainer for Committee Chairs (other than Audit or Organization and Executive Compensation Committee Chairs):	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair:	$10,000
Extra Annual Cash Retainer for Chairman of the Board:	$60,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,500
Per diem (conduct of company business, other than on board or committee meeting day)	$1,500

Assuming 14 meetings per year (7 Board meetings and 7 committee meetings), for a Board member who chairs one committee, the expected total annual compensation would be $91,000.

During 2007, there were six meetings of our Board, each of which included an executive session of non-management directors. No continuing director attended fewer than 75 percent of the total meetings of our Board and committees on which he or she served, except that Mr. Puentes missed one Board meeting, one Finance Committee meeting and one Public Affairs and Environmental Policy Committee meeting due to illness.

Non-Employee Directors Stock Compensation Plan

Before January 1, 2005, our non-employee directors were awarded approximately $100,000 worth of our Common Stock upon joining the Board pursuant to our Non-Employee Directors Stock Compensation Plan. These initial awards vested in monthly installments over the five calendar years following the award. On January 1 of each year following the initial year, non-employee directors were awarded an additional $20,000 of Common Stock, which vested in monthly installments in the fifth year following the award (after the previous award had fully vested). The shares awarded were purchased in the open market by us at the time of award.

All awards vest immediately upon the death of a director or upon a change in control of NW Natural. Unvested shares are forfeited if the recipient ceases to be a director. Certificates representing a director’s vested shares are not delivered to the director until after the director leaves the Board.

In September 2004, the Board of Directors amended the Non-Employee Directors Stock Compensation Plan to provide that no new awards will be granted on or after January 1, 2005. Previous awards will continue to vest in monthly installments according to the original vesting schedule such that all shares awarded under the plan will be fully vested by December 31, 2008. Accordingly, current Board members who have as of the end of 2007 unvested Common Stock will continue to vest such stock at approximately $20,000 worth of stock through December 31, 2008. During that time, their annual cash retainer will be $45,000 instead of $65,000. Non-employee directors could elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan or, after 2004, the Deferred Compensation Plan for Directors and Executives. Any amounts deferred would generally vest at the same time that the Common Stock would have vested. Directors are entitled to dividends on all shares awarded under the Non-Employee Directors Stock Compensation Plan, whether or not they are vested.

Directors do not receive options or any other form of equity compensation, but are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation fees (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a 6 percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In September 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals will be made to the plan subsequent to December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 will remain in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-qualified Deferred Compensation Plans,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, ten or fifteen years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Directors Retirement Benefit

On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, we credited a number of shares of our Common Stock to a stock account under the DDCP for each then current director. If such a director retired from the Board at age 70 or older with 10 or more years of service as a director or if the director earlier died or became disabled or if there was an earlier change in control of NW Natural, we were obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, we contributed to the Umbrella Trust for Directors a number of shares of our Common Stock equal to the number of shares credited to directors’ accounts. Such stock is held in the Umbrella Trust and will be used to fund our obligation to pay out the stock accounts. In February 2008, the Board of Directors amended the DDCP such that each of the directors with this benefit became fully vested in the shares. See note 2 to the “Non-Employee Director Compensation in 2007” table, above.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors of other than nominal value. For Board convenience in conducting company business, we provide complimentary parking at our headquarters, reimbursement for expenses related to qualified board education activities, expenses for inclusion of spouses at company-sponsored meals in connection with regular board meetings and expenses for planned activities for directors and spouses at the Board’s annual strategic planning retreat. Gifts of nominal value are provided to each Board member annually at each Annual Meeting, the Board retreat and during the holiday season.

The aggregate incremental cost of perquisites received by each director did not exceed $10,000 in 2007.

2007 AND 2006 AUDIT FIRM FEES

The following table shows the fees and expenses that NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$866,947	$860,171
Audit-Related Fees	54,100	50,321
Tax Fees	14,849	29,432
All Other Fees	1,500	—

Total	$937,396	$939,924

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for statutory filings, issuance of consents and comfort letters relating to the registration of company securities and assistance with the review of documents filed with the SEC. The amount in 2007 also includes $51,650 for pre-implementation review of internal controls related to a new integrated financial information system.

Audit-Related Fees

This category includes fees and expenses for required audits of NW Natural’s Retirement Plans and its Retirement K Savings Plan. Fees and expenses for the audit of NW Natural’s Retirement Plans, which are paid by the Trustee from assets of NW Natural’s Retirement Trust, totaled $24,200 in 2007 and $22,000 in 2006.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice. The amount in 2006 includes $10,400 for analysis and consulting services related to Oregon Senate Bill 408, which was enacted and signed into law in 2005 in an attempt to ensure that Oregon utilities do not collect more for income taxes in rates from customers than they pay to governmental authorities.

All Other Fees

This category relates to services other than those described above. In 2007, the amount relates to payments for an accounting research tool. All fees in this category were pre-approved by the Audit Committee. See “Report of Audit Committee,” below.

Pre-Approval Policy for Audit and Non-Audit Services

For 2008, the Audit Committee approved services for audit, audit-related and tax services, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. As of February 28, 2008, there were no other services pre-approved by the Audit Committee, except the ongoing license of an accounting research tool. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

Lead Audit Partner Rotation

For 2008, the Audit Committee reviewed the relationship with its independent registered public accounting firm, PricewaterhouseCoopers LLP, and the mandatory rotation of their lead audit partner on the NW Natural account. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the committee. The committee acts under a written charter, amended as of July 26, 2007, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the committee and is available on NW Natural’s website at www.nwnatural.com. In 2007, the Board approved amendments to the committee’s charter to clarify the committee’s responsibility for oversight of strategies, investments and risks related to NW Natural’s information technology systems and business continuity and disaster planning. Each of the members of the committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated John D. Carter, chair of the committee, as an “audit committee financial expert”.

The committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2007, the committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the Chair of the committee and available committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2007, the committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2007 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2007 Annual Report on Form 10-K. In addition, the committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In discharging its oversight responsibility as to the audit process, the committee obtained from the independent registered public accounting firm written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year 2007 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for 2008, the committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP, and the mandatory rotation of the lead audit partner on the NW Natural account. Based upon the committee’s assessment and satisfaction with the services provided, including identification of a qualified candidate to replace the lead audit partner, the committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2007, the committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 28, 2008, the committee pre-approved specific services to be performed by the independent auditor in 2008, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2008. The committee determined that:

•

For proposed non-audit services, management will submit to the committee a list of non-audit services that it recommends the committee engage the independent registered public accounting firm to provide;

•	The committee will review and consider for approval the list of permissible non-audit services and the budget for such services;

•	Management will routinely inform the committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and

•

The Director of Internal Auditing will be responsible for reporting at least annually to the committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the committee is authorized to pre-approve non-audit services between meetings of the committee and must report such approvals at the next committee meeting.

The committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted on February 28, 2008 by the Audit Committee of the Board of Directors:

John D. Carter, Chair	Jane L. Peverett
Martha L. “Stormy” Byorum	Kenneth Thrasher
Tod R. Hamachek	Russell F. Tromley

PROPOSAL 2 – PROPOSED AMENDMENT TO THE EMPLOYEE

STOCK PURCHASE PLAN

In 1967, the Board of Directors adopted and the shareholders approved NW Natural’s Employee Stock Purchase Plan (the ESPP). The ESPP was amended in 1968, 1976, 1980, 1996, 2000 and 2006. A total of 1,000,000 shares of NW Natural’s Common Stock has been reserved for issuance under the ESPP. The proposed amendment to the ESPP does not include an increase in shares reserved.

On February 28, 2008, the Board of Directors adopted, subject to shareholder approval, an amendment to the ESPP that would allow the Board of Directors to designate a parent or subsidiary of NW Natural eligible to include its employees as participants in the ESPP. This change would conform the ESPP to the terms of NW Natural’s Restated Stock Option Plan, which currently allows awards to employees of NW Natural’s parent and subsidiaries, and would provide additional flexibility to NW Natural to give proper incentives to employees in NW Natural’s consolidated operations.

The purposes of the ESPP are to encourage employees to become shareholders in NW Natural, to stimulate increased interest on their part in the affairs of NW Natural, to afford them the opportunity to share in the earnings and growth of NW Natural and to promote systematic savings by them. The proposed amendment is intended to further these purposes. The material terms of the ESPP, as proposed to be amended, are described below, and a complete copy of the ESPP, marked to show the proposed amendment, is attached to this Proxy Statement as Appendix A. The following description is qualified in its entirety by reference to Appendix A.

Summary of the ESPP

The ESPP provides for offerings of NW Natural’s Common Stock to eligible employees at the times and in the amounts determined by the Board of Directors. The Board of Directors intends to continue its practice of making annual offerings under the ESPP. The price of each offering will equal 85 percent of the fair market value of our Common Stock on the date of that offering, rounded up to a full penny.

All active employees (including officers and directors who are employees) employed by NW Natural (and, if the amendment is adopted, active employees employed by a designated parent or subsidiary of NW Natural) for at least six months and whose customary employment is at least 20 hours per week and five months per year are eligible to participate in the ESPP. However, no employee may participate if he or she owns, or through any subscription will acquire, sufficient Common Stock to give him or her five percent or more of the total combined voting power or value of all classes of stock of NW Natural. At March 17, 2008, approximately 1,085 employees were eligible to participate in the ESPP.

An eligible employee may participate by subscribing for shares within a prescribed period after each offering. Each participant may subscribe for a maximum of 900 shares per offering. If any offering is oversubscribed, the shares offered will be allocated among the participants in accordance with the ESPP.

Payment for shares purchased under the ESPP is made through payroll deductions within a period of not less than six months from the offering date. The maximum period under the ESPP for payment for shares is 27 months, although the Board of Directors typically limits the offering periods consistent with its practice of allowing employees to make payroll deductions over a 12-month period. A participant may terminate participation in an offering at any time before the twentieth day preceding the end of the offering period. Upon termination of participation, all amounts are refunded to the participant, without interest.

Shares subscribed for in any offering will be purchased at the end of the offering period. Prior to that time, contributions are held by NW Natural for the participant. There are no restrictions upon the disposition of shares purchased through the ESPP.

None of the participants’ rights under the ESPP are assignable or transferable. The right to participate in, and any subscription under, the ESPP terminates upon the termination of employment.

The Board of Directors, without shareholder approval, may amend, modify, suspend or terminate the ESPP at any time without notice, but it may not, without the affected employee’s written consent, adversely affect any existing subscription or offering, and it may not amend the ESPP, without shareholder approval, to change the number of shares authorized to be offered (otherwise than to reflect a change in capitalization, such as a stock dividend or stock split), decrease the offering price below 85 percent of fair market value or change the eligibility requirements.

Tax Consequences

The ESPP is an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. In the event of a disposition within one year after acquisition by the participant of the shares or within two years after they were offered under the ESPP, the participant would recognize ordinary income at the time of disposition in an amount equal to the difference between the fair market value of the shares at the time of their purchase by the participant and the price at which such shares were offered under the ESPP. This ordinary income would be added to the participant’s cost basis in determining gain or loss on a sale, which would generally be capital gain or loss. If held for a period in excess of these limitations, gain or loss upon a sale of shares purchased under the ESPP is treated as capital gain or loss, except that any gain is treated as ordinary income to the extent of the difference between the fair market value of the shares at the time of offering and the offering price.

Purchases under the ESPP

The following table indicates shares purchased under the ESPP during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

Name	Number of Shares Purchased in 2007	Dollar Value(1)
Mark S. Dodson	600	$3,720
Gregg S. Kantor	360	2,232
David H. Anderson	603	3,739
Lea Anne Doolittle	139	862
Margaret D. Kirkpatrick	0	0
All Executive Officers (11 persons)	2,896	17,955
All employees, excluding Executive Officers	18,477	$114,557

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the offering date.

Vote Required

Approval of the ESPP amendment by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—PROPOSED AMENDMENT TO ARTICLE III OF THE RESTATED ARTICLES OF INCORPORATION

The Board of Directors has unanimously adopted resolutions approving and recommending that the shareholders adopt an amendment to Article III of NW Natural’s Restated Articles of Incorporation increasing the total authorized shares of the Common Stock from the currently authorized 60,000,000 shares to 100,000,000 shares. It is proposed that subdivision A. of Article III of the Restated Articles of Incorporation be amended to read (underlined portions indicate changes):

“The aggregate number of shares of capital stock which the corporation shall have authority to issue is ~~63,500,000~~ 103,500,000 shares, divided into 3,500,000 shares of Preferred Stock issuable in series as hereinafter provided, and ~~60,000,000~~ 100,000,000 shares of Common Stock.”

As of February 29, 2008, of the 60,000,000 currently authorized shares of Common Stock, 26,411,248 shares were issued and outstanding and 33,588,752 were unissued shares. There were no shares of Preferred Stock outstanding.

The following unissued shares were also reserved for issuance:

Plan	Number of Shares Reserved
Dividend Reinvestment and Direct Stock Purchase Plan	645,914
Restated Stock Option Plan	1,389,250
Employee Stock Purchase Plan	223,033

Accordingly, 31,330,555 shares of authorized Common Stock remained unreserved and available for issuance.

Shareholders are requested to authorize an additional 40,000,000 shares at this time to provide a reasonable reserve of authorized but unissued Common Stock. Upon approval of the proposed amendment, the additional shares may be issued by the Board at such times and on such terms as deemed by the Board of Directors to be in the best interest of NW Natural and its shareholders, without further action by the shareholders, except as otherwise may be required by applicable laws or by the requirements of any stock exchange upon which NW Natural securities may be listed. Under present law, approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission will be required to issue the additional shares.

The Board believes that it is in the best interest of NW Natural and its shareholders to have the additional shares authorized and available for issuance, at the Board’s discretion, for the purposes of financing NW Natural’s growth and business opportunities, and for stock splits or stock dividends. The Board could authorize a public offering or a private offering of additional shares of Common Stock or of debt or other securities convertible into shares of Common Stock. Such offering could be made for cash or in exchange for other NW Natural securities, in connection with funding growth and business opportunities, pursuant to NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or its employee benefit programs or for any other purpose the Board may in its discretion deem to be in the best interest of NW Natural and its shareholders. However, NW Natural has no plans to issue additional Common Stock for any of these purposes, except for a possible future stock split or stock dividend, and as permitted under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan and its employee benefit plans.

The issuance of the additional shares of Common Stock would make a change in control of the company more difficult if the Board should cause such shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interest of NW Natural and its shareholders. The availability of the additional shares might discourage an attempt by another person or entity to acquire control of NW Natural through the acquisition of a substantial number of shares of Common Stock, since the issuance of such shares could dilute the stock ownership of such person or entity. Similarly, the existence or issuance of such shares might make it more difficult or discourage attempts to remove incumbent management. Other existing provisions applicable to NW Natural that might have a material anti-takeover effect include (a) the Oregon Control Share Act, which under certain circumstances would operate to deprive a person or group that acquires more than 20 percent of the outstanding Common Stock of voting rights with respect to those shares; (b) the Oregon Business Combination statute, which places restrictions on business combination transactions with persons or groups that own 15 percent or more of the outstanding Common Stock, unless the transaction is approved by the Board of Directors; (c) Article V of NW Natural’s Restated Articles of Incorporation, which places restrictions on business combination transactions with persons or groups that own 10 percent or more of the outstanding Common Stock; (d) the division of the Board of Directors into three classes elected for staggered three-year terms; (e) a requirement that the removal of directors from office be approved by a vote of at least two-thirds of the outstanding Common Stock; (f) authorization for the Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series; (g) advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Board of Directors; (h) executive severance agreements, which provide severance payments to selected officers and employees if their employment is terminated by NW Natural without cause or by the employee for good reason within two years following a change of control of NW Natural; and (i) provisions of retirement and incentive plans that provide additional benefits in connection with a change of control of NW Natural. The Board has no knowledge of any present efforts to accumulate shares of NW Natural’s Common Stock in the market or to gain control of NW Natural, and has no present intention to adopt any other provisions or enter into any other arrangements that would have a material anti-takeover effect.

The proposed amendment will not change any present right of holders of Common Stock. The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued would have the same rights and privileges as the outstanding shares of Common Stock. The holders of Common Stock do not have pre-emptive rights to subscribe for any of NW Natural’s securities and will not have any such rights to subscribe for the additional Common Stock proposed to be authorized.

Vote Required

Approval of the amendment to the Restated Articles of Incorporation by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

At a meeting held February 28, 2008, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, registered independent public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2008. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2007 and 2006 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as registered independent public accountants for 2008 will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the proposal is ratified. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact NW Natural if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Shareholder Services at (800) 422-4012, ext. 3412, or by writing Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991.

If you did not receive our latest annual report, which includes financial statements, please notify Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991, or call (800) 422-4012, ext. 3412, and a copy will be sent to you.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

2009 ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 28, 2009. The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2009 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 15, 2008.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2009 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 23, 2009. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above) and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available on its website (www.nwnatural.com), among other things:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees;
•	Code of Ethics;
•	Standards of Conduct; and
•	Financial Code of Ethics.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone (800) 422-4012, ext. 3412.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by:

•	calling (800) 541-9967;
•	mailing correspondence to 220 N.W. Second Avenue, Portland, OR 97209, Attn: Corporate Secretary; or
•	sending an e-mail to directors@nwnatural.com.

Correspondence or other communications received by the Corporate Secretary are forwarded to the chair of the Governance Committee or to the chair of the Audit Committee, as appropriate.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the Internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained Laurel Hill Advisory Group to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $6,500 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the Internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

/s/ Richelle T. Luther
Portland, Oregon	Richelle T. Luther
April 14, 2008	Corporate Secretary

Appendix A

(marked to show proposed amendments)

NORTHWEST NATURAL GAS COMPANY

EMPLOYEE STOCK PURCHASE PLAN

1. Purposes of the Plan

The purposes of this Employee Stock Purchase Plan are to encourage employees to become stockholders in Northwest Natural Gas Company (the Company), to stimulate increased interest on their part in the affairs of the Company, to afford them an opportunity to share in the profits and growth of the Company, and to promote systematic savings by them. These purposes are sought to be accomplished under the Plan by enabling employees to subscribe for and purchase directly from the Company a limited number of the authorized and unissued shares of its Common Stock at a discount from the market price at the time offerings are made, with an opportunity to pay the purchase price in installments, by payroll deductions (including bonus deductions) over a period of not more than 27 months from the offering date. The Plan has been found desirable by the Board of Directors and is believed by management to be advantageous to employees desiring to become holders of Common Stock and in the best interests of the Company. Participation in the Plan is entirely voluntary. Each employee must decide whether it is in his or her best interests to purchase shares of Common Stock under the Plan.

2. Administration

The Plan shall be administered for the Company by the Employee Stock Purchase Plan Committee (the Committee), the membership of which shall be designated from time to time by the President of the Company. The Secretary or an Assistant Secretary of the Company shall serve as a member of the Committee and shall be responsible for recording and maintaining the Committee’s records. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees and legal fees.

3. Employees Eligible to Participate

Regular full-time employees of the Company and of any parent or subsidiary of the Company permitted to offer participation in an employee stock purchase plan under federal tax laws and designated by the Board of Directors (each, a Participating Company) are eligible to participate in the Plan, including officers but excluding directors not otherwise employed by the Company or a Participating Company, and also excluding any employee who, after an offering under the Plan, would own or be deemed (under Section 424(d) of the Internal Revenue Code) to own stock (including stock which may be purchased under outstanding options, if any, or offerings and subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or ~~its~~any parent or ~~subsidiaries.~~subsidiary of the Company.

A regular full-time employee is one who has been in the employ of the Company or a Participating Company for at least six months and who is in the active service of the Company or a Participating Company on the date an offering is made under the Plan, excluding, however, any employee whose customary employment is less than 20 hours per week or whose customary employment is for not more than five months per calendar year.

4. Method of Participation

Until the number of shares authorized under the Plan is exhausted, there may be an offering or offerings under the Plan each year on a date or dates to be determined beforehand by the Board of Directors. An eligible employee may participate in the Plan by completing a subscription and payroll deduction authorization pursuant to instructions provided by the Company within a number of days after the offering date, not to exceed 90, prescribed by the Board of Directors. The payroll deduction authorization will authorize the Company, or a ~~parent or subsidiary of the~~Participating Company, to deduct a specific amount from the participating employee’s regular paychecks during the period specified by the Board of Directors and/or a specific amount from any bonus paid to the employee during such period. The participating employee may not specify a regular payroll deduction amount that is less than $20 per month, and the aggregate of the regular deductions and the bonus deduction in any 12-month period must be no more than $21,250. The amount specified by the participating employee will only be deducted from a particular pay or bonus check if the employee has sufficient earnings available. All deductions from regular pay or bonus pay for a participating employee will be credited to the employee’s account under the Plan. An employee may terminate participation in an offering as provided in Section 8, but may not otherwise change or modify the payroll or bonus deduction amount previously specified except in circumstances specified by the Committee. No interest will be paid on the amounts accumulated by the Company or the amounts held in the employee’s account under the Plan.

No employee may purchase more than 900 shares in any offering. No employee will be allowed to subscribe for any shares under the Plan that would permit the employee’s rights to purchase shares under all stock purchase plans (described in Internal Revenue Code Section 423) of the Company and its parent or subsidiaries, to accrue at a rate that exceeds $25,000 of fair market value of the shares (determined at the time such shares are offered) for each calendar year in which the right to subscribe or a subscription is outstanding.

Correspondence relating to the Plan should be forwarded by regular or Company mail to Employee Stock Purchase Plan Committee, Northwest Natural Gas Company, One Pacific Square, Portland, Oregon 97209.

5. Purchase Price

The purchase price of shares of Common Stock offered to employees under the Plan shall be 85% (rounded up to a full penny) of the fair market value of the Company’s shares of such Common Stock on the date the offering is made. The fair market value of the shares will be the closing price quoted for the Common Stock on the exchange on the trading day immediately before the offering date.

6. Source of Stock and Allocation in Event of Oversubscription

All Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock. A total of 1,000,000 shares of Common Stock has been reserved for this purpose (or such number of shares of the 1,000,000 shares or any unissued portion thereof into which such reserved shares may be changed as a result of ~~split-ups~~any stock split, combination of shares, recapitalization or reclassifications of the Common Stock). If any offering is oversubscribed, each employee will be allotted the lesser of (a) the number of shares purchasable by the employee or (b) the number of shares obtained by multiplying the total number of shares available under the Plan by a fraction, the numerator of which is the employee’s account balance and the denominator of which is the sum of all participating employee’s account balances.

7. Purchase of Stock and Delivery

Unless a participant withdraws from an offering under the Plan as provided in Section 8 or unless limited by the second paragraph of Section 4, shares of Common Stock will be purchased automatically with the employee’s contributed payroll and bonus deductions on the last day of the offering period. A transaction statement confirming the issuance in uncertificated form of the shares purchased by the participant shall be delivered to the participant as promptly as practicable after the purchase date. No fractional shares will be issued. Any payroll and bonus deductions accumulated in a participant’s account that are not applied toward the purchase of shares on the purchase date shall be returned to the employee without interest.

8. Termination of Participation

(a) Voluntary Termination of Participation. After an employee has begun participating in an offering under the Plan by initiating payroll deductions, the employee may terminate participation in the offering by delivering written notice to the Company in the form specified by the Company any time before the twentieth day before the end of the offering period. If the employee terminates participation in an offering, accumulated cash contributions in the employee’s account will be returned to the employee without interest. An employee may not reinstate participation in the Plan with respect to a particular offering after terminating participation in the Plan with respect to that offering.

(b) Termination of Employment. If an employee’s employment with the Company and the Participating Companies is terminated for any reason including death, retirement or disability, accumulated cash contributions in the employee’s account will be returned to the employee without interest.

9. Excused Absence

If an employee is granted a leave of absence of 90 days or less, or if an absence of 90 days or less is excused on account of illness, disability, or entering the armed forces, the employee’s participation in an on-going offering will continue for the offering period and deductions will continue to be made from the employee’s pay in each payroll period to the extent there are sufficient funds available in that period. Any absence (including an approved leave of absence or an excused absence) of more than 90 days will be treated as a termination of employment under Section 8(b) unless otherwise determined by the Committee.

10. Rights Not Transferable

The right to purchase shares under the Plan is not assignable or transferable to any person.

11. No Company Repurchases

The Company will not buy back shares that have been purchased by a participating employee under the Plan.

12. Termination or Amendment of Plan

No subscription application will be accepted after all of the shares reserved for purposes of the Plan have been purchased. The Company reserves the right to reject any subscription application not meeting the requirements of this Plan, and the right to abandon, amend, modify, or suspend the Plan at any time without notice, and to revoke or terminate it at any time; provided, however, that no such amendment, revocation, or termination shall, without the employee’s written consent, adversely affect any existing subscription or offering; and provided further that no such amendment of the Plan by the Board of Directors shall change the number of shares authorized to be offered under the Plan as stated in Section 6 hereof (other than a change merely reflecting a change in capitalization such as a stock dividend or stock split ~~up~~), change the price at which the shares shall be offered under the Plan to a price below that specified in Section 5 hereof, or change or modify the eligibility requirements contained in Section 3 hereof.

No shares may be purchased hereunder if such purchase would constitute a violation of the Securities Act of 1933, as amended, or the regulations promulgated thereunder, or of any other applicable law or regulation. The Company reserves the right to amend any offer made hereunder in any manner which may be necessary to cause the offer to conform with any law applicable thereto or any valid regulation promulgated under any such law, and any such required amendments may be made effective either before or after subscriptions have been received by the Company hereunder. If the terms of the offer shall be amended, however, after a subscription has been received, any employee who does not agree to the amendment may, if so desired, cancel the subscription and the Company thereupon will refund any payment made by the employee thereunder.

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE

PLAZA LEVEL NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Northwest Natural Gas Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 21, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NWNAT1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NORTHWEST NATURAL GAS COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

Proposal 1. The election of three Class III directors for terms of three years.

Class III Nominees: 01) Martha L. Byorum 02) John D. Carter 03) C. Scott Gibson

The election of one Class I director for a term of one year. Class I Nominee: 04) George J. Puentes The election of one Class II director for a term of two years. Class II Nominee: 05) Jane L. Peverett

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

For Against Abstain

Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

For Against Abstain

Proposal 2.

2. The approval of the Employee Stock Purchase Plan as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Proposal 3.

3. The approval of an amendment to Article III of the Restated Articles of Incorporation.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

4. The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the year 2008.

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1, 2, 3 and 4.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF

May 22, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tod R. Hamachek, Randall C. Papé and Russell F. Tromley and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 22, 2008, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the 2008 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3412 at least 72 hours before the meeting.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)